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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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IRON MOUNTAIN INCORPORATED
(Name of Registrant as Specified In Its Charter)

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IRON MOUNTAIN INCORPORATED
NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2012

To the Stockholders of
IRON MOUNTAIN INCORPORATED:

        Iron Mountain Incorporated will hold its 2012 Annual Meeting of Stockholders at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, on June 14, 2012, at 9:00 a.m. local time for the following purposes:

  1.
  To elect twelve directors to the Board of Directors of Iron Mountain Incorporated for a one-year term as directors or until their successors are elected and qualified;

  2.
  To hold a non-binding, advisory vote on the compensation of our named executive officers as described in the accompanying Proxy Statement;

  3.
  To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012; and

  4.
  To transact such other business as may properly come before the Annual Meeting.

        Attached to this notice is a Proxy Statement relating to the proposals to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on April 16, 2012 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. This Proxy Statement is dated April 30, 2012.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the internet. You can now access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a stockholder identification number which is being mailed to you on a Notice Regarding the Availability of Proxy Materials.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.    We urge you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to cast your vote without delay as instructed in the Notice Regarding the Availability of Proxy Materials that you received in the mail. You may also request a paper proxy card at any time prior to May 31, 2012, to submit your vote by mail. Proxies may be revoked, or the votes reflected in the proxy changed, by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, by completing another proxy in the same manner indicated on the website referred to in the Notice Regarding the Availability of Proxy Materials or by attending the Annual Meeting and voting in person. If you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the Annual Meeting, except as otherwise discussed in the Proxy Statement.

        All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,
ERNEST W. CLOUTIER, Secretary
Boston, Massachusetts April 30, 2012

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2012: This Notice of Annual Meeting and Proxy Statement, the Company's Annual Report to Stockholders for the year ended December 31, 2011 and directions to the Annual Meeting are available at www.materials.proxyvote.com/462846.

IRON MOUNTAIN INCORPORATED
PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 14, 2012

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, or the Board, of Iron Mountain Incorporated, or Iron Mountain or the Company, for use at the Annual Meeting of Stockholders to be held on June 14, 2012, or the Annual Meeting, or at any adjournment or postponement thereof. All stockholders of record on April 16, 2012 are invited to attend the Annual Meeting. The Company's Annual Report to Stockholders for the year ended December 31, 2011, and the Notice Regarding the Availability of Proxy Materials relating to the Annual Meeting, or the Notice of Internet Availability, are first being mailed to stockholders of the Company on or about April 30, 2012.

        Iron Mountain will bear all costs of solicitation of proxies. Brokers, banks, custodians and other fiduciaries will be requested to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. Solicitation of proxies by mail may be supplemented by telephone, telecopier or personal solicitation by directors, officers or other regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies).

        The Board unanimously recommends that you vote:

  •
  FOR the election of each of the Board's nominees for director;

  •
  FOR the approval of a non-binding, advisory resolution approving the compensation of our named executive officers; and

  •
  FOR the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012.

Stockholders Entitled to Vote

        Iron Mountain's common stock, $0.01 par value per share, or the Common Stock, is the only class of voting securities outstanding and entitled to vote at the Annual Meeting. As of the close of business on April 16, 2012, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, 171,186,347 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter.

How to Vote

        Your vote is very important to the Board no matter how many shares of Common Stock you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares today.

        If you wish to receive a paper or email copy of the proxy card to complete and mail to the Company in time for the Annual Meeting, you may request one at any time prior to May 31, 2012. You may vote your shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability you received in the mail, by completing and returning a proxy card, or by attending the Annual Meeting and voting in person. Votes provided over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on June 13, 2012.

If You Are a Registered Holder of Common Stock

        If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the Annual Meeting or by voting in person at the Annual Meeting. By submitting a proxy (on a proxy card or in the manner provided on the website), you are legally authorizing another person to vote your shares on your behalf. We urge you to vote (1) FOR the Board's nominees for director, (2) FOR the approval of a non-binding, advisory resolution approving the compensation of our named executive officers and (3) FOR the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012. If you submit your executed proxy card or submit a proxy in the manner provided on the website, your shares will be voted as specified by you on the proxy, and, unless otherwise directed, will be voted in accordance with the Board's recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Annual Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

        In case a quorum is not present at the Annual Meeting, the holders of a majority of the voting power of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting (without notice other than announcement of adjournment at the Annual Meeting) to another time, or to another time and place.

        Whether or not you plan to attend the Annual Meeting, we urge you to promptly vote over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability you received in the mail, by completing and returning a proxy card, or by attending the Annual Meeting and voting in person. If you later decide to attend the Annual Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares "In Street Name"

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as "in street name"), you will receive instructions from the holder of record, or street name holder, that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items.

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares.

Quorum

        The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting will constitute a quorum. Shares represented by valid proxies will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is noted as casting a vote or abstaining. Shares represented by broker non-votes will be treated as present for purposes of determining a quorum. Shares voted by a broker on any issue other than a procedural motion will be considered present for all quorum purposes, even if the shares are not voted on every matter.

Votes Required

        As more fully described in this Proxy Statement:

  •
  The nominees for director must receive a majority of the votes cast at the Annual Meeting, in person or by proxy, to be elected;

  •
  Approval of a non-binding, advisory resolution approving the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the proposal; and

  •
  Approval of the proposal to ratify the selection of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes

        A "broker non-vote" occurs on an item when a broker identified as the record holder of shares is not permitted by the rules of the New York Stock Exchange, or NYSE, to vote on that item without instruction from the beneficial owner of the shares and no instruction has been received. Under the NYSE rules, brokers may vote on "routine" matters even without instructions from the street name holder. The election of directors and the advisory vote on executive compensation are not "routine" matters for purposes of broker voting. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as "broker non-votes." The ratification of our independent registered public accounting firm for the fiscal year ended December 31, 2012 is a routine matter so there will be no broker non-votes in connection with that matter.

        A properly completed proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein; and, unless otherwise directed, the shares represented by the proxy card will be voted:

  •
  "For" the election of the Board's nominees for director listed herein;

  •
  "For" the approval of a non-binding, advisory resolution approving the compensation of our named executive officers; and

  •
  "For" the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012.

        Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect the proposals that are being submitted to the stockholders at the Annual Meeting. Although the advisory vote on the proposed resolution to approve the compensation of our named executive officers is non-binding, the Compensation Committee of the Board will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Attendance at the Annual Meeting

        Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of record of the Company as of the close of business on the record date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name or through The Iron Mountain Companies 401(k) Plan, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian or the plan trustee with respect to the Annual Meeting or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Annual Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Annual Meeting, you must also provide a "legal proxy" obtained from your custodian. Note that 401(k) Plan participants will not be able to vote their 401(k) Plan shares in person at the Annual Meeting.

Revocability of Proxies

        Any stockholder giving a proxy in the manner set forth in the Notice of Internet Availability has the power to revoke it at any time before it is exercised. If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by voting over the internet or by telephone at a later time in the manner provided on the website indicated in the Notice of Internet Availability. Any such notice or vote must be received by 11:59 p.m. eastern daylight time on June 13, 2012. You may also revoke your proxy by attending the Annual Meeting and voting in person.

        Please note, however, that only your last-dated proxy will count—any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those voting instructions. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

        Our website address is included several times in this Proxy Statement as a textual reference only, and the information in the website is not incorporated by reference into this Proxy Statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials via the internet. Accordingly, all of our stockholders will receive a Notice of Internet Availability. The Notice of Internet Availability will be mailed on or about April 30, 2012.

        On the date of mailing the Notice of Internet Availability, stockholders will be able to access all of the proxy materials on a website at www.materials.proxyvote.com/462846. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report to stockholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website contains instructions as to how to vote by internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

 ITEM 1

ELECTION OF DIRECTORS

        The Board currently consists of twelve directors. Each director, other than Ted R. Antenucci, served for a one-year term, and the term of each director, including Mr. Antenucci, who joined the Board on June 29, 2011, will expire at the Annual Meeting.

        At the Annual Meeting, all directors are to be elected for one-year terms to serve until the Company's 2013 Annual Meeting of Stockholders, or until their successors are elected and qualified. The Board has selected as nominees the following individuals, all of whom are current directors of the Company: Ted R. Antenucci, Clarke H. Bailey, Kent P. Dauten, Paul F. Deninger, Per-Kristian Halvorsen, Michael W. Lamach, Arthur D. Little, Allan Z. Loren, C. Richard Reese, Vincent J. Ryan, Laurie A. Tucker and Alfred J. Verrecchia. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve.

        The Board recommends that you vote FOR the election of each of the Board's twelve nominees to serve as directors of Iron Mountain until the 2013 Annual Meeting of Stockholders, or until their successors are elected and qualified.

Required Vote

        The nominees for director must receive a majority of the votes cast at the Annual Meeting, in person or by proxy, to be elected. This means a nominee will be elected to the Board only if the votes cast "For" the nominee's election exceed the votes cast "Against" the nominee's election, with abstentions and broker non-votes not counting as votes "For" or "Against." Under the Company's Bylaws, if the number of votes cast "For" a director nominee does not exceed the number of votes "Against" the director nominee, and if the nominee is an incumbent director, then he or she must promptly tender his or her resignation from the Board. Each incumbent director has already tendered an irrevocable resignation that will be effective upon (a) the failure to receive the required number of votes for reelection at the Annual Meeting or any meeting of stockholders at which he or she faces reelection and (b) acceptance of such resignation by the Board. The Board will decide within ninety days of the certification of the stockholder vote, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board's explanation of its decision will be promptly disclosed in a filing with the SEC.

        As previously mentioned, brokers are not permitted to vote your shares for the election of directors absent instruction from you. Therefore, we urge you to give voting instructions to your broker on the proxy so that your votes may be counted on this important matter.

Information Concerning the Directors and Director Nominees

        Set forth below is the name and age of each of our director nominees and his or her principal occupation as of April 15, 2012, as well as his or her business experience during the past five years and the names of certain other companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity and sound judgment and excellent analytical skills. Each of our directors has demonstrated business acumen and a commitment of service to the Company and our Board and complements the attributes and skills of the other directors. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Ted R. Antenucci Age 47	Mr. Antenucci has been one of our directors since June 2011. Mr. Antenucci currently serves as president and chief executive officer of Catellus Development Corporation, a private real estate developer, a position he has held since March 2011. Additionally, until June 30, 2011, he served in a dual role as president and chief investment officer of ProLogis, an industrial real estate investment trust, or a REIT, positions he assumed in 2007. Prior to these roles, Mr. Antenucci served from 2005 to 2007 as president of global development for ProLogis. From 2001 to 2005, he was president of Catellus Commercial Development, a subsidiary of Catellus Development, until Catellus Development and ProLogis merged in 2005. Mr. Antenucci serves on the board of directors of Hudson Pacific Properties (public), Catellus Development Corporation (private) and as a trustee of the Children's Hospital Foundation (non-profit). Mr. Antenucci holds a Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara. Mr. Antenucci's qualifications for nomination include valuable industry knowledge and management expertise that Mr. Antenucci has developed as an executive of an industrial REIT and as a member of the board of directors of a publicly held real estate company.
Clarke H. Bailey Age 57
Mr. Bailey has been one of our directors since January 1998. Since 1990, Mr. Bailey has served as a director of EDCI Holdings, Inc., a company that until November 2011 was engaged in the manufacture and distribution of CDs and DVDs, and has served as its chairman since June 1999 and its chief executive officer since July 2009. Mr. Bailey also previously served as chief executive officer of EDCI Holdings, Inc. from November 2003 to November 2006. Mr. Bailey has served as a director of SMTC Corp., a publicly held company, since June 2011. He holds a Master of Business Administration degree from The Wharton School, University of Pennsylvania. We believe Mr. Bailey's qualifications for nomination include his deep industry knowledge and experience gained as the former chief executive officer of Arcus Data Security, an offsite data protection business acquired by Iron Mountain in 1998, his understanding of our businesses, operations and strategies as an Iron Mountain board member for the past fourteen years, his past experience as chairman and chief executive officer of another publicly held company, his service on the boards of directors of other publicly held companies and his experience as chairman of our Compensation Committee.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Kent P. Dauten Age 56	Mr. Dauten has been one of our directors since November 1997. He also serves as Managing Director of Keystone Capital, Inc., a private investment firm, a position he has held since founding the firm in February 1994. Mr. Dauten currently serves as a director of Health Management Associates, Inc., a publicly held hospital management firm. He holds a Master of Business Administration degree from Harvard Business School. We believe Mr. Dauten's qualifications for nomination include his deep industry knowledge and experience as the former president of HIMSCORP, Inc., a records management company acquired by Iron Mountain in 1997, his extensive knowledge of the capital markets and business management as the managing director of a private investment business, his understanding of our businesses, operations and strategies as an Iron Mountain board member for over fourteen years, his qualification as a financial expert on our Audit Committee, his service on the board of directors of another publicly held company and his experience as our lead independent director.
Paul F. Deninger Age 53
Mr. Deninger joined our Board in September 2010. Mr. Deninger has been a senior managing director at Evercore Partners, Inc., an investment banking advisory firm, since February 2011. From December 2003 until October 2010, Mr. Deninger served as a vice chairman at Jefferies & Company, Inc., a global securities and investment banking firm and the principal operating subsidiary of Jefferies Group, Inc. Prior to Jefferies, Mr. Deninger held various positions at Broadview International LLC, a private banking firm he joined in 1987, including serving as its chairman and chief executive officer at the time Broadview was acquired by Jefferies in 2003. Mr. Deninger holds a Bachelor of Science degree from Boston College and a Master of Business Administration from Harvard Business School. We believe Mr. Deninger's qualifications for nomination include his deep knowledge of capital markets, merger and acquisition strategies and technology services businesses as well as his extensive management experience including as a former chief executive officer.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Per-Kristian Halvorsen Age 60	Mr. Halvorsen joined our Board in September 2009. Mr. Halvorsen has been chief innovation officer and senior vice president of Intuit Inc., or Intuit, since December 2008. Prior to that role, Mr. Halvorsen served as Intuit's chief technology officer from 2007 to 2008 and chief technology innovation officer from 2006 to 2007. Prior to Intuit, Mr. Halvorsen was vice president and center director of Solutions and Services for Hewlett Packard where, from 2000 to 2005, he oversaw global research and advanced technology for its IT services division. Mr. Halvorsen was principal scientist at Xerox Palo Alto Research Center, where he worked for seventeen years and founded the Information Sciences and Technology Lab. He is a director of Autodesk Inc., a publicly held company. Mr. Halvorsen holds a Ph.D. and M.A. from the University of Texas at Austin. We believe Mr. Halvorsen's qualifications for nomination include his extensive knowledge about the technology industry, the development and use of new technology and the overall operation of technology businesses through his experience at large technology companies, his understanding and insight with respect to international businesses and his experience as a member of the boards of directors of publicly held companies.
Michael W. Lamach Age 48
Mr. Lamach joined our Board in July 2007. In June 2010, Mr. Lamach was appointed as chairman, president and chief executive officer of Ingersoll Rand, plc., or Ingersoll Rand, a publicly held diversified industrial company. Prior to this, he held the positions of president and chief executive officer of Ingersoll Rand from February 2010 through June 2010. Mr. Lamach served as president and chief operating officer of Ingersoll Rand from February 2009 through February 2010 and was a senior vice president and president of various sectors of Ingersoll Rand since February of 2004. He holds a Bachelor of Science degree in engineering from Michigan State University and holds a Master of Business Administration from Duke University. We believe Mr. Lamach's qualifications for nomination include his extensive career of successfully leading global businesses, which brings significant experience and expertise to the Company's management and governance, and his significant business leadership, which encompasses global responsibilities in the automotive components, controls, security and HVAC systems segments, representing a broad and diverse range of products, services, markets and channels, applied technologies and operational profiles.
Arthur D. Little Age 68
Mr. Little has been one of our directors since November 1995. Mr. Little is a director and the president of A & J Acquisition Company, Inc., a private company which he founded in 1996. Mr. Little has served as an Advisory Board member of Capital Resource Partners since 1992. Mr. Little has also been the president and a principal of L Squared, Inc. since 2005. He holds a Bachelor of Arts degree in history from Stanford University. We believe Mr. Little's qualifications for nomination include his extensive knowledge of the capital markets and business management as a venture capitalist, his understanding of our businesses, operations and strategies as an Iron Mountain board member for seventeen years, his qualification as a financial expert on our Audit Committee and his experience as chairman of our Nominating and Governance Committee.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Allan Z. Loren Age 73	Mr. Loren has been one of our directors since June 2011. Mr. Loren is currently an executive coach to chief executive officers. Mr. Loren served as both chairman and chief executive officer of Dun & Bradstreet, or D&B, a public company that is a leading source of commercial information and insight on businesses, from 2000 through 2004 and as chairman of D&B from January 2005 until May 2005. Prior to D&B, he served as executive vice president and chief information officer of American Express Company, a publicly held global service company whose principal products are charge and credit payment card products and travel-related services, from 1994 to 2000, as president and chief executive officer of Galileo International, a private company with a consortium of eleven airlines and leading provider of electronic global distribution services for the travel industry, from 1991 to 1994, and as president of Apple Computer USA from 1988 to 1990. Mr. Loren has served on the board of directors of PHH Corporation, a private company, since 2009 and serves on the Board of Trustees of the Queens College Foundation, City University of New York. Mr. Loren previously served on the boards of directors of the following public companies: Fair Isaac Corporation, Hershey Foods, Reynolds & Reynolds, U.S. Cellular and Venator Group (currently known as Foot Locker, Inc.). Mr. Loren holds a bachelor's degree in mathematics from Queens College, City of New York and completed the Executive Management Program at Stanford University. We believe Mr. Loren's qualifications for nomination include the business and technology acumen, leadership experience and valued perspective he has developed through his extensive executive experience and board membership at large publicly held companies as well as through his work as an executive coach to chief executive officers.
C. Richard Reese Age 66
Mr. Reese has been one of our directors since 1990. Mr. Reese assumed the role of the Company's first executive chairman of the Board in June 2008 and assumed the role of chief executive officer in April 2011. Mr. Reese had been chairman of the Board from 1995 to 2008 and chief executive officer from 1981 to 2008. Mr. Reese is a member of the investment committee of Schooner Capital LLC, or Schooner, a stockholder in the Company. He is also a director of Charles River Laboratories, Inc., a publicly held company. From time to time, Mr. Reese also serves as an advisor or board member of several small, private companies. He holds both Bachelor and Master of Science degrees in engineering from Clemson University and a Master of Business Administration degree from Harvard Business School. We believe Mr. Reese's qualifications for nomination include his deep understanding of our businesses, operations and strategies as our current and former chief executive officer and as an Iron Mountain board member for twenty-two years, his extensive knowledge of the capital markets and acquisition strategies and his experience as a member of the board of directors of another publicly held company.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Vincent J. Ryan Age 76	Mr. Ryan has been one of our directors since prior to 1990. Mr. Ryan is the founder of Schooner and has served as its chairman and chief executive officer since 1971, and as its president from 1971 to 1985 and from 1996 to 1999. Prior to November 1995, Mr. Ryan served as chairman of our Board. We believe Mr. Ryan's qualifications for nomination include his extensive knowledge of the capital markets and business management as a venture capitalist, his understanding of our businesses, operations and strategies as an Iron Mountain board member for more than twenty-two years, his experience in the records management and offsite data protection industries for more than thirty years and his experience as chairman of our Strategic Planning and Capital Allocation Committee. Due to Mr. Ryan's exceptional qualifications and contributions to our Board, and pursuant to the Company's Corporate Governance Guidelines and, specifically, the Company's director retirement and term limits, the Board has affirmatively determined it to be in the Company's best interests that Mr. Ryan stand for re-election after reaching the age of seventy-five.
Laurie A. Tucker Age 55
Ms. Tucker joined our Board in March 2007. Ms. Tucker has been employed by FedEx Services, Inc., a subsidiary of FedEx Corporation, or FedEx, a publicly held transportation, e-commerce and business services company, since 1978. She currently holds the position of senior vice president, Corporate Marketing at FedEx. Ms. Tucker earned a Bachelor of Arts degree and a Master of Business Administration degree from the University of Memphis. Ms. Tucker is a member of the board of directors of the Blues Foundation, a nonprofit organization and serves on the advisory board of the Fogelman College of Business at the University of Memphis. She is also the FedEx co-chair for the March of Dimes and has been a United Way Alexis de Tocqueville Society member since 1998. We believe Ms. Tucker's qualifications for nomination include her extensive knowledge about business-to-business marketing strategy and operations for a global enterprise, and her strong understanding of the operation and management of business units within a large multinational enterprise that has transformed its operations and offerings.
Alfred J. Verrecchia Age 69
Mr. Verrecchia became a member of our Board in March 2010. Mr. Verrecchia has been chairman of the board of directors of Hasbro, Inc., or Hasbro, a publicly held company, since May 2008. He was the president and chief executive officer of Hasbro from 2003 until 2008, and prior to that he served as Hasbro's chief operating officer and chief financial officer. Mr. Verrecchia has served on the board of directors of several publicly held companies: Old Stone Corp. since 1987, FGX International Holdings Limited from February 2009 until its acquisition by Essilor International in March 2010 and CVS Caremark from September 2004 to March 2007. We believe Mr. Verrecchia's qualifications for nomination include his strong understanding and insights related to the operation of an enterprise in both the U.S. and international markets as the current chairman and former chief executive officer and president of a multinational publicly held corporation, his experience transforming a traditional product business, his extensive understanding of the capital markets and accounting as a former chief financial officer and staff accountant and his experience as a member of the board of directors of other publicly held companies.

        The Company's officers were last elected as a group on June 10, 2011. At a meeting to be held immediately following the Annual Meeting, the Board currently intends to elect officers of the Company. All officers hold office at the discretion of the Board until the first meeting of the Board following the next annual meeting of stockholders or until they sooner die, resign or are removed. There are no family relationships between or among any of the Company's officers or directors.

        Set forth below is the name and age of each of our executive officers who is not nominated to be a director of the Company, his principal occupation and business experience during the past five years and the names of certain other companies of which he served as a director, as of April 15, 2012.

Name	Principal Occupations and Business Experience During the Past Five Years
Marc A. Duale Age 59	Mr. Duale was appointed president, Iron Mountain International in September 2008. He served as president of Iron Mountain Europe from May 2006 to September 2008. Prior to joining the Company, Mr. Duale served as managing director for Reuters Asia from January 2002 to April 2006. From 1999 to 2002, Mr. Duale served as chief operating officer for DHL Asia. Mr. Duale holds a Master of Business Administration degree from Harvard Business School and a Master of Science degree in ocean engineering from the Massachusetts Institute of Technology. He also holds a Bachelor of Science degree and a Master of Science degree from Ecole Nationale des Techniques Avancees.
Harold E. Ebbighausen Age 57
Mr. Ebbighausen was appointed president, Iron Mountain North America in October 2008. From May 2008 through October 2008, he served as president, Americas. From July 2007 through May 2008, he served as president, Global Standards. From December 2004 through June 2007, he served as group president of Iron Mountain North American Service Delivery. From 1998 through 2004, he served as the president of Iron Mountain Off-Site Data Protection, a division of Iron Mountain Information Management, Inc. Mr. Ebbighausen previously had been an executive vice president of the Company since July 1997.
Brian P. McKeon Age 50
Mr. McKeon was appointed chief financial officer in April 2007. Prior to joining the Company, Mr. McKeon served as executive vice president, Finance and Administration and chief financial officer of The Timberland Company from March 2000 to March 2007. Mr. McKeon is on the board of directors and serves on the Compensation Committee of IDEXX Laboratories, Inc., a publicly held company. Mr. McKeon holds a Bachelor of Science degree in accounting from the University of Connecticut and a Master of Business Administration degree from Harvard Business School.

Board of Directors and Committees

        Independence.    Our Board is comprised of a majority of directors who qualify as independent directors pursuant to the corporate governance standards for companies listed on the NYSE. In determining independence pursuant to NYSE standards, each year the Board affirmatively determines whether directors have a direct or indirect material relationship with the Company and members of the Company's management, including its subsidiaries, that may interfere with their ability to exercise their independence from the Company. When assessing the materiality of a director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director's standpoint but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

        The Board has determined that the following directors qualify as independent under NYSE rules: Messrs. Antenucci, Bailey, Dauten, Deninger, Halvorsen, Lamach, Little, Loren and Verrecchia and Ms. Tucker. Our Board has concluded that none of these directors possess the objective relationships set forth in the NYSE listing standards that prevent independence. None of our independent directors has any relationship with the Company or its management other than his or her service as a director and on committees of the Board.

        One of our directors, Mr. Reese, is a management employee involved in our day-to-day activities and is not considered to be an independent director. Although none of the relationships Mr. Ryan has with the Company would be sufficient to classify him as not independent under NYSE rules, the Board has determined not to consider Mr. Ryan an independent director due to his position with Schooner, which subleases space from the Company, and Mr. Ryan's indirect receipt of proceeds in connection with our acquisition of the remaining interest in our joint venture in Poland, Iron Mountain Poland, in January 2011 and his potential receipt of future payments based on financial and performance criteria of Iron Mountain Poland, as further described under the "Certain Relationships and Related Transactions" section of this Proxy Statement.

        Attendance.    During the fiscal year ended December 31, 2011, the Board held seventeen meetings and took three actions by written consent. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and all committees thereof on which such director served that were held during the period for which such director served. All of our directors who were directors of the Company at the time attended our 2011 annual meeting of stockholders. All directors are expected to attend the Annual Meeting. Our policy with respect to directors' attendance at our annual meetings of stockholders can be found in our Corporate Governance Guidelines, the full text of which appears under the heading "Company/For Investors/Corporate Governance" on our website at www.ironmountain.com.

        Board Leadership Structure.    Our leadership structure currently consists of a combined executive chairman and chief executive officer role, which is held by Mr. Reese. We believe this structure is appropriate for the Company at this time because Mr. Reese is most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company. As a result, we believe Mr. Reese is best positioned to develop agendas that ensure the Board's time and attention are focused on matters that are critical to the Company and to convey a clear and unified message to our stockholders, employees and industry partners. Mr. Reese was selected by the Board to manage the Company's day-to-day operations and we believe his direct involvement in the business makes him best positioned to lead productive Board sessions.

        In addition, the Board has appointed Mr. Dauten as our lead independent director to preside over all executive sessions of non-management directors, consult with the chairman and chief executive officer on Board meeting agendas and act as a liaison between management and non-management directors. A description of the role of our lead independent director can be found on our website, www.ironmountain.com, under the heading "Company/For Investors/Corporate Governance/Highlights." The Board generally convenes in non-management executive session after each Board meeting. One of our non-management directors, Mr. Ryan, has been determined by the Board not to be considered independent. The Board's independent directors meet at least once each year without Mr. Ryan. The Board believes this leadership structure provides effective and clear leadership for the Company at this time.

        Committees.    The Board has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Strategic Planning and Capital Allocation Committee (formerly known as the Finance Committee). The Board has adopted a charter for each of its standing committees, all of which are available on our website at www.ironmountain.com under the heading "Company/For Investors/Corporate Governance/Highlights." Each standing committee has conducted annual self-evaluations and will continue to conduct annual self-evaluations under the oversight of the Nominating and Governance Committee, which will also oversee an annual review of the Board, including evaluations of individual Board members. These self-evaluations are intended to facilitate an examination and discussion by the entire Board and each director and each of these committees of their effectiveness as a group in fulfilling charter requirements and other responsibilities, as well as areas for improvement. During the fiscal year ended December 31, 2011, the Audit Committee held nine meetings, the Compensation Committee held seven meetings and took four actions by written consent, the Nominating and Governance Committee held four meetings and took two actions by written consent and the Strategic Planning and Capital Allocation Committee held seven meetings.

        In 2011, the Board also formed a Chief Executive Officer Search Committee and Strategic Review Special Committee. The Chief Executive Officer Search Committee was formed in connection with the anticipated chief executive officer transition to assist the Board in identifying individuals qualified to serve as chief executive officer, consistent with criteria approved by the Board, and to recommend to the Board potential chief executive officer candidates. The Strategic Review Special Committee was formed pursuant to an agreement dated April 18, 2011, between the Company, Elliott Associates, L.P. and Elliott International, L.P., or, together, Elliott, to assist the Board in conducting a comprehensive review of the potential value and impact of alternative financing, capitalization and tax optimization strategies (including a REIT conversion) and other opportunities for maximizing stockholder value.

        Membership on each committee is set forth in the chart below.

Committee Membership

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Strategic Planning and Capital Allocation Committee	Chief Executive Officer Search Committee	Strategic Review Special Committee
Ted R. Antenucci						✓
Clarke H. Bailey		✓*			✓
Kent P. Dauten	✓	✓		✓
Paul F. Deninger				✓		✓
Per-Kristian Halvorsen			✓
Michael W. Lamach		✓
Arthur D. Little	✓		✓*		✓*
Allan Z. Loren					✓	✓
C. Richard Reese						✓*
Vincent J. Ryan				✓*
Laurie A. Tucker			✓		✓
Alfred J. Verrecchia	✓*			✓		✓

*
Committee Chair

        Audit Committee.    Each member of the Audit Committee is independent as defined by the rules of the SEC, the NYSE listing standards and the Audit Committee Charter. In addition, the Board has determined that each member of the Audit Committee is an audit committee financial expert as defined by the rules of the SEC and is financially literate as defined by the NYSE listing standards. The Audit Committee: (1) assists the Board in oversight of the integrity of the Company's financial statements; (2) assists the Board in oversight of the Company's compliance with legal and regulatory requirements; (3) assists the Board in oversight of the independent registered public accounting firm's retention, qualifications and independence; (4) assists the Board in oversight of the performance of the Company's internal audit function and independent auditors; (5) prepares an Audit Committee report as required by the SEC to be included in the annual Proxy Statement; (6) performs such other duties as the Board may assign to the Audit Committee from time to time, such as approving transactions subject to our Related Persons Policy described on page 58 of this Proxy Statement; and (7) takes other actions to meet its responsibilities as set forth in its written charter. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential and anonymous submission by employees of the Company of any concerns regarding accounting or auditing matters they think may be questionable. Information about these procedures can be found on our website, www.ironmountain.com, under the heading "Company/For Investors/Corporate Governance."

        Compensation Committee.    Each member of the Compensation Committee qualifies as independent under NYSE listing standards. The Compensation Committee: (1) reviews, approves and recommends to the independent members of the Board the chief executive officer's and executive chairman's base salary, equity-based incentives and the payment of short-term incentive compensation under the Iron Mountain Incorporated 2003 Senior Executive Incentive Program, or the 2003 SEIP, the Iron Mountain Incorporated 2006 Senior Executive Incentive Program, or the 2006 SEIP, and the Iron Mountain Incorporated 2002 Stock Incentive Plan, or the 2002 Plan; (2) reviews and approves other senior officers' annual compensation based on recommendations from the chief executive officer, reporting to the Board on such decisions; (3) develops market-driven, competitive and equitable compensation systems for senior officers that create both short and long-term incentives; (4) takes actions to retain a skilled, creative and professional management team at the most economical cost; (5) ensures that compensation policies and programs are compliant with applicable laws and are administered without bias or prejudice; (6) takes actions to maintain a compensation philosophy of "paying for performance" for senior management; and (7) takes other actions to meet its responsibilities as set forth in its written charter. The Compensation Committee has the authority to delegate any of its responsibilities to a sub-committee comprised of members of the Compensation Committee, but it has not done so to date. Under the 2003 SEIP and the 2006 SEIP, our Compensation Committee has the right to reduce, in its discretion, incentive compensation otherwise payable if certain additional criteria are not satisfied, but our Compensation Committee may only take such actions after consulting with the chair of the Audit Committee. The Compensation Committee also annually reviews and discusses with management a draft of the Company's Compensation Discussion and Analysis to be included in the Company's Annual Report on Form 10-K and annual Proxy Statement.

Annual Compensation Review Process

        The Compensation Committee takes an active role in determining our compensation plans and programs for our named executive officers, including our chief executive officer and executive chairman.

        The Compensation Committee reviews and approves base salary, short-term incentive compensation and long-term equity incentives for our chief executive officer and executive chairman and recommends such compensation and incentives to the independent members of the Board for their approval. The recommendation and approval of the chief executive officer's and executive chairman's compensation is based on the Company's performance, such officer's performance assessment as determined by the annual assessment process (as described below) and reference to the market competitive total compensation for similarly situated officers in the relevant benchmarking data provided by outside consultants, as more fully described on pages 16 and 17 of this Proxy Statement.

        For the base salary, short-term incentive compensation and long-term equity incentives of Messrs. Duale, Ebbighausen and McKeon, or, collectively, the Other Named Executive Officers (and together with Mr. Reese and Mr. Brennan, our former president and chief executive officer, the Named

Executive Officers), our chief executive officer submits recommendations to the Compensation Committee for final approval. The recommendation for each component of compensation for each of the Other Named Executive Officers is based upon such officer's performance review as determined by the annual assessment process and reference to the market competitive total compensation for similarly situated officers in the relevant benchmarking data provided by outside consultants, as more fully described on pages 16 and 17 of this Proxy Statement. The Board has delegated the final authority for compensation decisions for the Other Named Executive Officers to the Compensation Committee.

Assessment of Individual Performance of the Chief Executive Officer

        At the beginning of 2011, each of our then chief executive officer and the executive chairman submitted individual goals and objectives to the Compensation Committee as part of establishing his performance targets for 2011. These goals included strategic non-financial goals related to the long-term strategy of the business and are hereinafter referred to as the individual non-financial goals and objectives. The Compensation Committee reviewed the individual non-financial goals and objectives, sought input from the Board and modified them where appropriate. The Compensation Committee also selected financial goals and objectives for the chief executive officer and executive chairman on which to base achievement of the individual goals and objectives component of their short-term incentive compensation. The financial goals included in the individual goals and objectives component were based on achieving results relating to free cash flow, or FCF(1), return on invested capital, or ROIC(2), managing the Company's leverage ratio and increasing the dividend to stockholders, or collectively the individual financial goals and objectives. The individual financial goals and objectives and the individual non-financial goals and objectives together account for one-third of the chief executive officer and executive chairman's short-term incentive compensation. The Compensation Committee also selected certain enterprise financial targets on which to base the other two-thirds of the chief executive officer and executive chairman's short-term incentive compensation. These enterprise financial targets for 2011 were Revenue and Adjusted OIBDA(3).

        As discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement, our chief executive officer stepped down in April 2011 and the Board elected Mr. Reese as chief executive officer. At that time, the Compensation Committee reviewed Mr. Reese's individual goals and objectives and the enterprise financial targets components of his short-term incentive compensation and determined that the financial goals included in both the individual and enterprise component of his short-term incentive compensation were appropriate, but the Compensation Committee revised his individual non-financial goals and objectives to include objectives more aligned with the additional responsibilities he took on when he assumed the role of chief executive officer. Because Mr. Brennan

        (1)  FCF is defined as Cash Flows from Operating Activities—Continuing Operations less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer relationship and acquisition costs.

        (2)  In connection with our 2011 incentive compensation targets, we defined ROIC as net operating profit after taxes (NOPAT) divided by the average of the beginning and ending balance of total debt plus shareholders equity and non-controlling interest less cash. As a result of the advancement of our business planning in the latter half of 2011, we revised our ROIC methodology for 2012 to better align with our business plan execution and how we believe a large portion of our stockholder base measures ROIC from the perspective of an "owners earnings" based concept. Beginning in 2012, we define ROIC as net operating profit after taxes (NOPAT) plus depreciation and amortization less non-growth capital expenditures divided by the average of the beginning and ending balance of total debt plus shareholders equity and non-controlling interest less cash plus average accumulated depreciation on racking.

        (3)  Adjusted OIBDA is defined as operating income before depreciation, amortization, intangible impairments and (gain) loss on disposal/write-down of property, plant and equipment, net.

was not employed by the Company when performance assessments were made, the discussion below regarding the assessment of the individual performance of the chief executive officer relates only to Mr. Reese.

        The chief executive officer annual assessment process began with the preparation by Mr. Reese of a self-assessment of his performance against his goals and objectives, which the Compensation Committee had reviewed, approved and modified earlier in the year. The Compensation Committee then conducted a performance assessment of the chief executive officer by asking for feedback from each Board member and by holding a series of formal interviews with each direct report of the chief executive officer and other key executives. Each Board member and executive team member was asked to comment on the chief executive officer's overall performance and achievement of his individual financial and non-financial goals and objectives for the year. The Compensation Committee then discussed the performance of the chief executive officer in light of the feedback collected and agreed on an overall assessment for the chief executive officer. The assessment informs the Compensation Committee's decisions and recommendations for the individual components of compensation, including base salary, short-term incentive compensation and long-term equity incentives.

Benchmarking and the Role of Consultants

        The Compensation Committee engages Meridian Compensation Partners, LLC, or Meridian, to provide ongoing advice and perspective to the Compensation Committee in the following areas relating to the compensation of our Named Executive Officers:

  •
  competitive market pay analyses and market trends;

  •
  ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations affecting compensation and benefit programs;

  •
  assistance with the design of executive compensation or benefit programs, as needed; and

  •
  preparation for and attendance at selected Compensation Committee meetings.

Meridian does no other work for the Company, other than providing assistance on director compensation matters for the Nominating and Governance Committee.

Benchmarking Studies

        In 2010, Meridian was engaged by the Compensation Committee to conduct benchmarking studies to provide comparative executive compensation data for reference in setting 2011 compensation for our Named Executive Officers. In collaboration with the Compensation Committee, the Company's management worked with Meridian to create a custom peer group to use as a basis for our compensation comparisons. Given our industry leading position and unique business mix in our core businesses, no ideal company comparisons exist. In setting our "Custom Peer Group," Meridian started with the group used in the benchmarking studies for 2010 compensation decisions. Meridian then looked for potential additions to the Custom Peer Group using the following criteria: (1) companies comparable in size and industry; (2) companies with a similar market capitalization; and (3) companies with a similar degree of global operations. Meridian provided the Compensation Committee with a list of companies that met these criteria from which the Compensation Committee selected the Custom Peer Group with a focus on potential competitors for talent and business. The Compensation Committee selected all of the companies that comprised the custom peer group used for 2010 compensation decisions (other than one company that no longer existed due to its being acquired) and included seven additional companies that also met the selection criteria. The Custom Peer Group therefore included a mix of business services organizations that both we and analysts from the financial community consider as relevant for purposes of conducting a peer group analysis. The Custom Peer Group consists of the organizations listed on Exhibit A to this Proxy Statement (with the newly added companies identified with an asterisk). The median 2009 revenues of the Custom Peer Group were $2.75 billion, compared to the Company's 2011 revenues of $3.01 billion.

        In addition, for Messrs. Reese and Duale, Meridian compiled data from a broader general industry sample to create comparisons for the executive chairman role and the president, Iron Mountain International role because the Custom Peer Group did not provide robust enough data for benchmarking elements of compensation for those positions in 2011.

        In October 2011, the Compensation Committee again engaged Meridian to update the annual executive compensation benchmarking study to help to inform 2012 compensation decisions for Named Executive Officers. In collaboration with the Compensation Committee, the Company's management worked with Meridian to create custom benchmark studies to use as a basis for our 2012 compensation comparisons.

        Nominating and Governance Committee.    Each member of the Nominating and Governance Committee qualifies as independent under NYSE listing standards. The Nominating and Governance Committee: (1) recommends the composition of the Board; (2) identifies and recommends candidates for nomination to the Board; (3) recommends to the Board structures and statements of the duties and responsibilities of each committee of the Board; (4) develops and recommends to the Board and implements corporate governance guidelines applicable to the Company; (5) assists the Board in annually reviewing management succession; (6) develops and monitors an annual process to assess the effectiveness of the Board and implements and oversees an annual review of the performance of the Board (including evaluations of individual Board members) and each of the Board's standing committees; (7) develops and proposes, for approval by the Board, compensation policies for the Company's non-employee directors; and (8) takes other actions to meet its responsibilities as set forth in its written charter.

        Strategic Planning and Capital Allocation Committee.    Although NYSE listing standards do not require members of the Strategic Planning and Capital Allocation Committee to be independent, a majority of the Strategic Planning and Capital Allocation Committee members, Messrs. Dauten, Deninger and Verrecchia, qualify as independent under the NYSE listing standards and the Board's assessment of any material relationships with the Company. Mr. Ryan also qualifies as independent under NYSE listing standards, but the Board has determined not to consider him an independent director for the reasons stated above under the heading "Independence." The Strategic Planning and Capital Allocation Committee: (1) reviews the Company's capital structure and financial strategies; (2) reviews the Company's material capital allocation decisions, strategic investments and dispositions and other opportunities for maximizing stockholder value; (3) considers and reviews the Company's dividend and share repurchase policies and programs and other strategies to return capital to stockholders; (4) reviews the Company's derivatives and hedging policies and strategies; (5) reviews the Company's investment policies and practices; (6) furnishes periodic reports to the Board concerning the Strategic Planning and Capital Allocation Committee's work; and (7) performs such other duties as the Board may assign to the committee from time to time.

Risk Oversight

        The Board is responsible for oversight of the Company's management of enterprise risks. Iron Mountain senior management is responsible for the Company's risk management process and the day-to-day supervision and mitigation of enterprise risks. The Board receives regular reports on areas of material Company risk, including strategic, operational, financial, legal and regulatory risks. The full Board, or the committee of the Board assigned responsibility for an area of risk, receives reports from the Company executive accountable for understanding and mitigating the identified risk. Historically, of the Board's committees, the Audit Committee has led the oversight of a majority of the risk mitigation initiatives associated with the Company's enterprise risk assessment and management efforts. When a committee of the Board receives a risk report, the committee chairman provides a summary of the discussion to the Board during the next regularly scheduled Board meeting. This practice allows the Board and each of its committees to remain coordinated in their oversight of enterprise risk.

Political Expenditures

        Our Global Political Contribution Policy, together with our Code of Ethics and Business Conduct, guide our approach to ethical business behavior and corporate political contributions. Our Global Political Contribution Policy provides that Iron Mountain does not make political contributions in any form or amount from corporate funds or resources, even when permitted by applicable law. This prohibition covers indirect assistance such as the use of facilities or personnel for fundraising events, the purchase of tickets for receptions, testimonials, or dinners, advertisements in journals or payment for service. The Company is a member of a number of trade associations that participate in public relations activities such as education and conferences, but not for the purpose of making political contributions. Our Code of Ethics and Business Conduct and our Global Political Contribution Policy are available on our website under the heading "Company/For Investors/Corporate Governance."

Stockholder Communications to Board of Directors

        The Board believes it is important for stockholders and others to have a process to send communications to the Board. Accordingly, any stockholder, security holder or other interested party who desires to communicate with the Board, any individual director, including the lead director, or the independent or non-management directors as a group, may do so by regular mail or email directed to the Secretary of the Company. The Secretary's mailing address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111; the Secretary's email address is corporatesecretary@ironmountain.com. Upon receiving such mail or email, the Secretary will assess the appropriate director or directors to receive the message and will forward the mail or email to such director or directors without editing or altering it.

Selection of Board of Directors Nominees

        The Board is responsible for developing and approving criteria, in addition to those set forth in our Corporate Governance Guidelines, for candidates for Board membership. The Nominating and Governance Committee is responsible for seeking candidates to become Board members, consistent with the criteria set forth in the Corporate Governance Guidelines and approved by the Board, and for recommending candidates to the entire Board for selection by the Board for nomination to fill vacancies on the Board or expiring terms of directors at each annual meeting of stockholders. The Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders.

        Nominees for director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that he or she will be able to serve on the Board for a sustained period. In connection with the selection of nominees for director, the Board's policy is to give due consideration to the Board's overall balance of diversity of perspectives, backgrounds and experiences. To implement and review the effectiveness of our diversity policy, the Nominating and Governance Committee reviews the appropriate skills and characteristics of members of the Board in the context of the then current make-up of the Board. It is the practice of the Nominating and Governance Committee to then consider these factors when screening and evaluating candidates for nomination or re-election to the Board. The Board will not nominate for election as director any candidate who has not agreed to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection and (2) acceptance of such resignation by the Board.

        The Nominating and Governance Committee will consider, as part of the process for identifying individuals who might be candidates, individuals who are properly recommended by stockholders for nomination by the Board at a meeting of stockholders at which directors are to be elected. To be proper, a recommendation for a nominee for director with respect to a meeting of stockholders must comply with applicable law, the Company's Bylaws and the Company's Corporate Governance Guidelines. The Nominating and Governance Committee will consider any suggestions offered by other directors or stockholders with respect to potential directors, and there will be no difference in the manner in which potential nominees are evaluated. However, the Nominating and Governance Committee and the Board are not required to enlarge the size of the Board in order to nominate an otherwise fully qualified candidate proposed by a stockholder. A stockholder wishing to nominate a director directly must comply with the procedures described below.

        The Nominating and Governance Committee retained the services of Egon Zehnder International, an executive search firm, in connection with its search for new directors in 2011. Egon Zehnder International provided the Nominating and Governance Committee with lists of candidates that met criteria established by the Board and assisted the Nominating and Governance Committee in meeting and assessing the qualifications of candidates in order to assist the committee with its review of potential candidates.

Nominations and Proposals of Stockholders

        A stockholder who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, or Rule 14a-8, wants to present a proposal for inclusion in the Company's 2013 Proxy Statement and proxy card relating to the 2013 Annual Meeting of Stockholders must submit the proposal by December 31, 2012. In order for the proposal to be included in the Proxy Statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain regulations established by the SEC.

        Stockholders who wish to present a business proposal or nominate persons for election as directors at the Company's 2013 Annual Meeting of Stockholders must provide a notice of the business proposal or nomination in accordance with Section 2.4 of our Bylaws, in the case of business proposals, or Section 3.2 of our Bylaws, in the case of director nominations. In order to be properly brought before the 2013 Annual Meeting of Stockholders, Sections 2.4 and 3.2 of our Bylaws require that a notice of the business proposal the stockholder wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the stockholder wishes to nominate as a director, must be received at our principal executive office not less than ninety days, and not more than 120 days, prior to the first anniversary of the Company's prior year's annual meeting. Therefore, any notice intended to be given by a stockholder with respect to the Company's 2013 Annual Meeting of Stockholders pursuant to our Bylaws must be received at our principal executive office no earlier than February 14, 2013 and no later than March 16, 2013. However, if the date of our 2013 Annual Meeting of Stockholders occurs more than thirty days before or thirty days after June 14, 2013, the anniversary of the 2012 Annual Meeting of Stockholders, a stockholder notice will be timely if it is received at our principal executive office by the later of (1) the 120th day prior to such annual meeting or (2) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was made. To be in proper form, a stockholder's notice must include the specified information concerning the stockholder and the business proposal or nominee, as described in Sections 2.4, 3.2 and 3.3 of our Bylaws.

        All proposals must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the Secretary of the Company.

Code of Ethics

        Our Code of Ethics and Business Conduct applies to each employee, including officers, of the Company and all directors. Our Code of Ethics and Business Conduct is posted on our website, www.ironmountain.com, under the heading "Company/For Investors/Corporate Governance." A printed copy of our Code of Ethics and Business Conduct is also available free of charge to any stockholder who requests a copy. We intend to disclose any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct applicable to the Company's chief executive officer, chief financial officer or principal accounting officer or controller by posting such information on our website. Any waivers applicable to any other executive officers will also be promptly disclosed to stockholders on our website.

Shareholder Rights Plan

        On March 23, 2011, we entered into a shareholder rights plan, or the Rights Plan, with Mellon Investor Services LLC, pursuant to which we, among other things, issued one right, or a Right, for each share of Common Stock then outstanding. The Rights Plan provides, among other things, that the Rights will expire upon the close of business on the earliest to occur of (1) March 22, 2013, (2) the date on which the rights are redeemed or exchanged by us in accordance with the Rights Plan and (3) the date of the Annual Meeting if stockholder approval of the Rights Plan is not obtained at such meeting.

        In April 2012, the Board determined, after careful consideration, not to seek stockholder approval of the Rights Plan at the Annual Meeting, such that the Rights will expire on the date of the Annual Meeting. The Board believes that, based on current circumstances, the Rights Plan is not necessary to protect the Company's stockholders at this time and that the most cost-effective approach to eliminating the Rights is to allow them to expire in accordance with the terms of the Rights Plan on the date of the Annual Meeting.

 ITEM 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act), and related rules of the SEC, we are including this separate proposal subject to stockholder vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers listed in the Summary Compensation Table appearing elsewhere in this Proxy Statement, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

        Our executive compensation is designed to reward executive performance that contributes to our success while encouraging behavior that is in our and our stockholders' long-term best interests. We also seek to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. At the core of our executive compensation program is our "pay for performance" philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles. We urge you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our Named Executive Officers.

        The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

        Based on the above, we request that you indicate your support for our executive compensation philosophy and practices by voting to approve, on a non-binding, advisory basis, the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Proxy Statement for the 2012 Annual Meeting of Stockholders, is hereby APPROVED."

Required Vote

        The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve the compensation, as described in the "Compensation Discussion and Analysis" section, the compensation tables and the other narrative compensation disclosures contained in the Proxy Statement, of our Named Executive Officers. For the purpose of determining whether a majority of the votes have been cast in favor of the approval of this resolution two, only those cast "For" or "Against" are included, and any abstentions or broker non-votes will not count in making that determination. The opportunity to vote on this resolution is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on this resolution is not binding upon the Company and serves only as a recommendation to our Board. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

        The Board recommends that you vote "FOR" the approval of the foregoing non-binding, advisory resolution approving the compensation of our Named Executive Officers.

 ITEM 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to ratification by the stockholders, the Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current year.

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders who are present at the Annual Meeting.

        The fees we paid to Deloitte & Touche in 2011 are shown in the table appearing on page 60 of this Proxy Statement.

        If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, the selection of accountants will be reconsidered by the Audit Committee.

Required Vote

        The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the current fiscal year. For purposes of determining the number of votes cast, only those cast "For" or "Against" are included, and any abstentions will not count in making that determination.

        The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by: (1) each director and nominee for director; (2) the Named Executive Officers; (3) all directors and executive officers of the Company as a group; and (4) each stockholder known by us to be the beneficial owner of more than 5% of the Common Stock. Such information is presented as of March 31, 2012, except as otherwise noted.

	Amount of Beneficial Ownership(1)
Name and Addresses(2)	Shares	Percent Owned
Directors and Named Executive Officers
Ted R. Antenucci	0	*
Clarke H. Bailey(3)	221,595	*
Robert T. Brennan(4)	3,048	*
Kent P. Dauten(5)	2,034,639	1.19%
Paul F. Deninger(6)	10,856	*
Marc A. Duale(7)	297,227	*
Harold E. Ebbighausen(8)	274,690	*
Per-Kristian Halvorsen(9)	17,753	*
Michael W. Lamach(10)	21,567	*
Arthur D. Little(11)	52,757	*
Allan Z. Loren (12)	0	*
Brian P. McKeon(13)	119,086	*
C. Richard Reese(14)	4,938,691	2.88%
Vincent J. Ryan(15)	15,859,093	9.26%
Laurie A. Tucker(16)	36,322	*
Alfred J. Verrecchia(17)	18,829	*
All directors and executive officers as a group(18)	20,952,515	12.16%
Five Percent Stockholders:
Davis Selected Advisers, L.P.(19)	26,386,870	15.4%
The Vanguard Group, Inc.(20)	11,041,657	5.9%
Janus Capital Management LLC(21)	13,344,536	7.2%
BlackRock, Inc.(22)	9,377,115	5.1%

*
Less than 1%

(1)
Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Unless specified otherwise, the address of each of our directors, nominees for director and executive officers is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(3)
Mr. Bailey is a director of the Company. Includes 21,650 shares held by the Clarke H. Bailey GST Trust for the benefit of Trent S. Bailey and 21,650 shares held by the Clarke H. Bailey GST Trust for the benefit of Turner H. Bailey. Includes 52,757 shares that Mr. Bailey has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(4)
Mr. Brennan was the Company's chief executive officer and a director until April 12, 2011. This information is as of March 11, 2011 and is based solely on a Form 4 filed by Mr. Brennan with the SEC on March 15, 2011. The number of shares owned by Mr. Brennan has been adjusted to account for restricted stock units and stock options that have expired and/or terminated as a result of Mr. Brennan's separation from the Company.

(5)
Mr. Dauten is a director of the Company. Consists of 2,000,000 shares held jointly with his wife in a brokerage account, which has margin capability, and 34,639 shares that Mr. Dauten has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(6)
Mr. Deninger is a director of the Company. Consists of 10,856 shares that Mr. Deninger has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(7)
Mr. Duale is president, Iron Mountain International. Includes 296,209 shares that Mr. Duale has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(8)
Mr. Ebbighausen is president, Iron Mountain North America. Includes 263,917 shares that Mr. Ebbighausen has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(9)
Mr. Halvorsen is a director of the Company. Consists of 17,753 shares that Mr. Halvorsen has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(10)
Mr. Lamach is a director of the Company. Consists of 21,567 shares that Mr. Lamach has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012. Does not include the 1,514.3817 shares of phantom stock reported on Form 4s previously filed with the SEC as of April 18, 2012.

(11)
Mr. Little is a director of the Company. Consists of 52,757 shares that Mr. Little has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012. Does not include 30,000 shares held by The Little Family Trust, as to which Mr. Little disclaims beneficial ownership.

(12)
Mr. Loren is a director of the Company.

(13)
Mr. McKeon is chief financial officer of the Company. Includes 117,692 shares that Mr. McKeon has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(14)
Mr. Reese is our chief executive officer, a director and executive chairman of the Board of the Company. Includes 168,315 shares that Mr. Reese has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012. Also includes:

a.
257,300 shares of Common Stock held in the Reese 2010 Trust, dated December 8, 2010, which trust has been established for the benefit of Mr. Reese's descendants. Mr. Reese holds investment and distribution powers over the Reese 2010 Trust but does not have the right to revoke the Reese 2010 Trust.

b.
1,222,086 shares of Common Stock held in the Reese Family 2005 LLC, a Delaware limited liability company. Mr. Reese is the investment manager of the Reese Family 2005 LLC and has control over the sale of any shares held by the Reese Family 2005 LLC, the timing of such sales and the use of the proceeds of any sale. Mr. Reese does not have control of the distributions, if any, which are made pursuant to the Reese Family 2005 LLC Agreement and at the discretion of the managers. Mr. Reese is not a manager of the Reese Family 2005 LLC. Mr. Reese disclaims beneficial ownership of all securities held by the Reese Family 2005 LLC. Approximately 92% of the units of the Reese Family LLC are held by two trusts as part of

    Mr. Reese's estate plan, and the balance of the units of the Reese Family LLC are held either directly by or in a trust for the benefit of Mr. Reese's grown children.

  c.
  2,950,590 shares of Common Stock as to which Mr. Reese shares beneficial ownership with Schooner Capital Corporation as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Reese relating to Mr. Reese's former services as president of the predecessor corporation to Schooner. Pursuant to such arrangement, Mr. Reese is entitled to receive benefits equivalent to the fair market value of 2,950,590 shares of Common Stock with payments to Mr. Reese commencing on the first business day of 2013 and payable in ten annual installments; however, Mr. Reese has the right to defer the commencement of such installments in certain circumstances. In addition, any unpaid benefits pursuant to this arrangement shall be payable to Mr. Reese's beneficiary(ies) in a lump sum upon his death. Benefits pursuant to this arrangement are payable in cash or, at Mr. Reese's election, Common Stock. Schooner Capital Corporation has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Reese.

(15)
Mr. Ryan is a director of the Company. Includes 42,562 shares that Mr. Ryan has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012. Does not include the 12,012.6183 shares of phantom stock reported on Form 4s previously filed with the SEC as of April 18, 2012. Also includes:

a.
6,406,011 shares held by the Vincent J. Ryan Revocable Trust, dated December 24, 1987, or the Ryan 1987 Trust. Includes 3,205,132 shares that the Ryan 1987 Trust has pledged to two banks as collateral for Mr. Ryan's credit facilities and holds 12,227 shares in a brokerage account, which may be deemed pledged. Mr. Ryan, as one of the two trustees of the Ryan 1987 Trust, has sole voting and dispositive power with respect to the 6,406,011 shares.

b.
102,355 shares held by the Carla E. Meyer Revocable Trust dated December 7, 2001, or the Meyer 2001 Trust. Mr. Ryan and Carla Meyer are the Trustees of the Meyer 2001 Trust. The Trustees have joint voting and dispositive power over such shares.

c.
5,565 shares held by the Carla E. Meyer Three-Year Retained Annuity Trust, dated October 29, 2008, or Meyer 2008 Trust. Mr. Ryan and Stephen Maiocco are the Trustees of the Meyer 2008 Trust. The Trustees of the Meyer 2008 Trust have joint voting and dispositive power over such shares.

d.
9,234,256 shares held by Schooner Capital Corporation. Mr. Ryan is the Chairman, President and the principal beneficial owner of Schooner. Includes (i) 3,520,145 shares that are pledged as collateral to two banks in connection with Schooner Capital Corporation's credit facilities and (ii) 150,000 shares that have been pledged as collateral for Schooner Capital Corporation's margin account at a brokerage firm. Of these 9,234,256 shares, as a result of a deferred compensation arrangement between Schooner Capital Corporation and Mr. Reese relating to former services by Mr. Reese as president of the predecessor corporation to Schooner, Mr. Reese shares beneficial ownership of 2,950,590 shares with Schooner Capital Corporation. Pursuant to such deferred compensation arrangement, Mr. Reese is entitled to receive benefits equivalent to the fair market value of 2,950,590 shares of Common Stock with payments to Mr. Reese commencing on the first business day of 2013 and payable in ten annual installments; however, Mr. Reese has the right to defer the commencement of such installments in certain circumstances. In addition, any unpaid benefits pursuant to this arrangement shall be payable to Mr. Reese's beneficiary(ies) in a lump sum upon his death. Benefits pursuant to this arrangement are payable in cash or, at Mr. Reese's election, Common Stock. Schooner Capital Corporation has agreed to vote the shares subject to such deferred compensation arrangement at the direction of Mr. Reese. Mr. Ryan has sole voting power with respect to only 6,283,666 of the shares of Common Stock held by Schooner Capital Corporation, and has sole dispositive power with respect to the entire 9,234,256 shares held by Schooner Capital Corporation. Mr. Ryan is president of Schooner Capital Corporation and he, and members of his family, are the sole stockholders of Schooner Capital Corporation.

  e.
  13,383 shares registered in the name of The Schooner Foundation, a private non-profit foundation, of which Mr. Ryan is a trustee. Mr. Ryan shares voting and investment power of these shares. These shares are held in a brokerage account and may be deemed to be pledged.

  f.
  28,350 shares registered in the name of Citibank, South Dakota, Trustee of the Ryan 1998 Issue Trust, of which Mr. Ryan was the Settlor.

        Mr. Ryan's address is c/o Schooner Capital LLC, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(16)
Ms. Tucker is a director of the Company. Consists of 36,322 shares that Ms. Tucker has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(17)
Mr. Verrecchia is a director of the Company. Includes 14,829 shares that Mr. Verrecchia has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(18)
Includes 1,130,175 shares that directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2012.

(19)
This information is as of April 9, 2012 and is based solely on a Schedule 13D/A filed jointly by Davis Selected Advisers, L.P. and Davis New York Venture Fund with the SEC on April 10, 2012. In accordance with the disclosures set forth in such Schedule 13D/A, Davis Selected Advisers, L.P. reports sole voting power over 24,241,726 shares, shared or no voting power over 2,145,144 shares and sole dispositive power over 26,386,870 shares. Davis New York Venture Fund reports shared voting power over 11,796,089 shares and shared dispositive power over 11,796,089 shares. The percentage of class is based upon 171,087,289 shares stated to be outstanding as of February 10, 2012 in the Company's Form 10-K filed with the SEC on February 28, 2012. The address of Davis Selected Advisers, L.P. and Davis New York Venture Fund is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756.

(20)
This information is as of December 31, 2011 and is based solely on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 8, 2012. In accordance with the disclosures set forth in such Schedule 13G, The Vanguard Group, Inc. reports sole voting power over 247,688 shares, sole dispositive power over 10,793,969 shares and shared dispositive power over 247,688 shares. The percent of class is based upon 185,617,679 shares stated to be outstanding as of October 24, 2011 in the Company's Form 10-Q filed with the SEC on November 8, 2011. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(21)
This information is as of December 31, 2011 and is based solely on a Schedule 13G filed by Janus Capital Management LLC with the SEC on February 14, 2012. The Schedule 13G states that Janus Capital has direct interests of 94.8% and 77.8% in INTECH Investment Management ("INTECH") and Perkins Investment Management LLC ("Perkins"), respectively, and due to such ownership structure the holdings of Janus Capital, INTECH and Perkins are aggregated for the purpose of the Schedule 13G. The Schedule 13G also states that Janus Capital, INTECH and Perkins are registered investments advisors to various investments companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients, and that Janus Capital is deemed to be the beneficial owner of 13,344,536 shares and has sole voting power over 7,379,669 shares, shared voting power over 5,964,867 shares, sole dispositive power over 7,379,669 shares and shared dispositive power over 5,964,867 shares. The percent of class is based upon 185,617,679 shares stated to be outstanding as of October 24, 2011 in the Company's

  Form 10-Q filed with the SEC on November 8, 2011. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(22)
This information is as of December 30, 2011 and is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2012. In accordance with the disclosures set forth in such Schedule 13G, BlackRock, Inc. reports sole voting power over 9,377,115 shares and sole dispositive power over 9,377,115 shares. The percent of class is based upon 185,617,679 shares stated to be outstanding as of October 24, 2011 in the Company's Form 10-Q filed with the SEC on November 8, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

Equity Compensation Plan Information

        The following provides certain equity compensation plan information with respect to all of our equity compensation plans in effect as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	7,840,867		$26.05	7,512,596
Equity compensation plans not approved by security holders	0		0	0
Total	7,840,867	(1)	$26.05	7,512,596	(2)

(1)
Includes the Iron Mountain Incorporated 1995 Stock Incentive Plan, the Iron Mountain Incorporated 1997 Stock Option Plan and the 2002 Plan. Excludes options to purchase up to 1,291 shares of our Common Stock. Such stock options, having a weighted average exercise price of $6.87 per share, were issued pursuant to stock option plans assumed in connection with our acquisitions of LiveVault Corporation and Mimosa Systems, Inc. No future equity awards may be granted under these plans.

(2)
Includes the 2002 Plan and the Iron Mountain Incorporated 2003 Employee Stock Purchase Plan, or the ESPP.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        The primary objectives of our compensation programs are to reward the achievement of both individual and Company goals and to align the interests of our executives with the creation of stockholder value. In keeping with these objectives, our compensation programs are designed to reward teamwork and contribution to the success of annually identified enterprise goals and achievement of financial targets. We strive to accomplish these objectives with a competitive compensation program comprised of base salary, short-term incentive compensation, long-term equity incentive compensation awards and competitive benefits.

        Consistent with our goal of linking pay to performance, in 2011, approximately two-thirds of the potential short-term incentive compensation for our Named Executive Officers was based on the achievement of Revenue and Adjusted OIBDA targets for the Company as a whole or for the specific business unit for which the executive is responsible, such as the North American or International business units. In 2011, we also utilized (1) ROIC, (2) FCF, (3) increasing the dividend rate and (4) managing the Company's leverage as components included in the remaining one-third of the potential short-term incentive compensation for our chief executive officer, and ROIC was included in the remaining one-third potential short-term incentive compensation for our chief financial officer.

        On April 12, 2011, Robert Brennan stepped down as our chief executive officer, and on that date our executive chairman, Richard Reese, assumed the role of chief executive officer. The Company and Mr. Brennan entered into a Separation Agreement, pursuant to which Mr. Brennan provided transitional services to the Company until May 31, 2011. As set forth in the Separation Agreement, upon his termination with the Company, Mr. Brennan received a cash payment of $1,531,998, plus continuation of health, dental and vision benefits for up to two years. These severance payments were substantially the same as were provided in Mr. Brennan's employment agreement and described under "Termination and Change of Control Arrangements" in our proxy statement for our 2011 meeting of stockholders. As Mr. Brennan's compensation for 2011 was not informed by the annual performance review process, the setting and review of Mr. Brennan's short-term incentive compensation is not discussed in the Compensation Discussion and Analysis. In connection with his assumption of the role of chief executive officer on April 12, 2011, we increased Mr. Reese's base salary from $850,000 to $1,004,519, and also increased his incentive compensation by raising his short-term incentive compensation opportunity to 150% of his base salary from 75% of his base salary and issuing additional long-term equity incentive awards, as discussed below.

        Our overall financial performance in 2011 was solid and in line with expectations. In 2011 we completed the divestiture of our Digital and New Zealand businesses, addressed a proxy contest and embarked upon a new three-year strategic plan to increase stockholder value. The Compensation Committee reviewed the enterprise financial targets for our Named Executive Officers to understand the effect the divestiture of our Digital and New Zealand businesses had on our full-year financial results and decided to re-set certain financial targets to eliminate the effect of these divestures. As a result, for purposes of the annual payouts to Messrs. Ebbighausen, McKeon and Reese, the enterprise Revenue target was decreased by $193.1 million, and the enterprise Adjusted OIBDA target for Messrs. McKeon and Reese was decreased by $13.6 million.(4) For purposes of the annual payout to Mr. Duale, the International Revenue target was decreased by $9.7 million and the International Adjusted OIBDA target was decreased by $1.4 million. In addition to adjustments reflecting the divestitures, for purposes of Mr. Ebbighausen's payout, the North America Revenue and Adjusted

        (4)  The financial targets and actuals used in connection with the measurement of our incentive compensation and discussed in this proxy statement are expressed on a foreign exchange neutral basis.

OIBDA targets were also adjusted to reflect the addition of the intellectual property management business (which had previously been part of the Digital business) to the North American Business segment. As a result of these adjustments, the North America Revenue target was increased by $34.5 million and the North America Adjusted OIBDA target was increased by $23.3 million. In connection with the review of the effect of the Digital and New Zealand divestitures, the Compensation Committee also increased the ROIC targets used to determine the chief executive officer and chief financial officer's short-term incentive compensation and achievement of the performance condition of performance units issued under the 2002 Plan, or the PUs, granted to the Other Named Executive Officers. The ROIC targets were increased from 7.97% to 8.19% to reflect the effect of these divestitures.

        In determining whether the budgeted financial targets are achieved, the Compensation Committee has discretion to exclude or include, as appropriate, items it determines to be unusual and non-recurring. Using this discretion, and following discussion with the Board, the Compensation Committee determined that the costs associated with the 2011 proxy contest, the Digital divestiture, the formation of the Strategic Review Special Committee, a fire in one of our facilities in Italy and restructuring costs associated with an advancement of the new three-year business plan, or the Unanticipated Costs, should be excluded from the Company's results as these costs had not been anticipated or forecast when the financial targets were established at the beginning of the year. The Compensation Committee also determined that $6.0 million of charges relating to the government contract billing issue described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, or the GSA Charges, should be excluded from the North America results. The GSA Charges were excluded at the North America business unit level because performance accountability for that matter resided at the enterprise level. The Compensation Committee reviewed and discussed the Unanticipated Costs and determined that the $49.4 million of costs and in the case of North America, the $6.0 million of GSA Charges, should not be included in the measurement of performance for incentive compensation purposes, as they were not reflective of the performance of the Named Executive Officers and had not been anticipated when the targets were established. As a result, for purposes of calculating Adjusted OIBDA for use in determining whether targets were achieved, the North America Adjusted OIBDA figure was increased by $22.1 million, the International Adjusted OIBDA figure was increased by $15.03 million and the enterprise Adjusted OIBDA figure was increased by $49.4 million. In addition, the Compensation Committee determined that the overperformance of the Digital business in North America against targeted Revenue prior to its divestiture and the GSA Charges should be taken into account in measuring budgeted financial performance in North America; as a result, the North America Revenue figure was increased by $10.2 million. The Compensation Committee also determined to adjust the International Revenue figure to reflect the impact of the Italy fire and to account for the underperformance of our International digital and our New Zealand businesses, which resulted in a net downward adjustment to the International Revenue figure of $0.071 million. The enterprise Revenue figure was increased by $3.5 million to reflect both the overperformance of the Digital business overall and the impact of the Italy fire. The Compensation Committee also adjusted actual ROIC to reflect the items described above, resulting in an increase of 0.16% to the ROIC figure used for determining whether (1) the chief executive officer and chief financial officer short-term incentive compensation targets were achieved and (2) the performance criteria of the PUs were achieved.

        Each of our Named Executive Officers received between 98% and 112% of his target short-term incentive compensation, driven by strong underlying financial results, particularly Adjusted OIBDA performance exceeding the targets. Each Named Executive Officer also exceeded expectations against his individual goals and objectives, which included leadership of strategic initiatives focused on margin improvement, leadership of the divestiture of our Digital business and the development of the strategic review of our international portfolio of businesses.

        We introduced PUs for the first time in 2011. PUs are granted subject to the terms and conditions of the 2002 Plan, and a Performance Unit Agreement, which provides that each PU represents the right to receive one full share of the Company's Common Stock if both the performance goal and vesting requirements underlying such PU are satisfied. PUs granted in 2011 were based on enterprise ROIC and Revenue growth achievement, had a one year performance period and generally vest, in the amount earned, on the third anniversary of the grant date. Pursuant to the original terms of the awards, actual award levels for the PUs granted in 2011 were approximately 111% of target, driven by strong Revenue performance and better than targeted ROIC performance for the year, after taking into account the adjustments to the targets and final figures described above.

        As stated above, we increased the base salary of our executive chairman when he also became our chief executive officer. This was an 18% increase over his salary as executive chairman. Base salaries for Messrs. McKeon and Duale were unchanged in 2011 after reviewing benchmark data and internal parity. Mr. Ebbighausen's base salary increased 3.5% in April 2011 and 10% in June 2011, to reflect expansions in his responsibilities.

        In 2010, the Compensation Committee engaged Meridian to provide recommendations on the redesign of our short- and long-term executive compensation programs in an effort to strengthen the pay for performance orientation and improve the retention impact of compensation investments. As a result, in 2011 the Compensation Committee implemented several meaningful changes in our compensation program, including providing opportunities for Named Executive Officers to earn above target short-term incentive payouts if the Company exceeds its financial targets. Previously, a Named Executive Officer's target payout could only be increased for overachievement of individual goals and objectives (by up to 150% of that component of such officer's goals), but exceeding Company financial targets would not increase payout under the short-term incentive program (other than in the case of the Revenue target for our International business, which in 2010 provided for the payment of up to 150% of the target amount for achievement of greater than 103% of the target). The new modification, which we refer to as the Corporate Modifier, allows for a multiplier of up to 125% of the total payout (as determined by the performance against such officers' targets and goals) of each Named Executive Officer (other than Mr. Duale) if the Company's Adjusted OIBDA target is exceeded.

        In addition, the Compensation Committee also introduced a more competitive and performance-oriented long-term equity incentive compensation program with the introduction of annual equity grants for executive officers in the form of stock options, PUs and restricted stock units, or RSUs, and implemented share ownership requirements for executive officers.

        In 2011 the Compensation Committee also undertook a review of the Company's severance plans and policies against market data provided by Meridian. Following this review, in order to better align with market practice and to aid in the retention of our most critical employees given potential uncertainty related to our chief executive officer search and our review of alternative financing, capitalization and tax optimization strategies resulting from our proxy contest in 2011, the Compensation Committee adopted, in 2012, the Iron Mountain Companies Severance Plan and the Iron Mountain Companies Severance Plan Severance Program No. 1 thereunder, or the Severance Program.

Say on Pay Vote Response

        We have an annual stockholder advisory vote on executive compensation (that is, a "say-on-pay" vote) to provide stockholders with an additional tool to voice any concerns about executive compensation with a goal of maintaining an alignment of interests between our stockholders and our executives. The Compensation Committee considered the results of the advisory vote by stockholders on the "say-on-pay" proposal presented to stockholders at the Company's 2011 annual meeting of stockholders. There was overwhelming support at the 2011 annual meeting for the compensation program offered to the Company's Named Executive Officers, with more than 99% of votes cast in favor. Accordingly, the Compensation Committee made no direct changes to the Company's executive compensation program as a result of the say-on-pay vote. At the 2011 annual meeting, the stockholders of the Company also voted in favor of an annual say-on-pay vote, and the Company has elected to follow that advisory vote.

Compensation Philosophy and Design Principles

        The purpose of our executive compensation programs is to attract, retain and focus the talents and energies of executives, including our Named Executive Officers, against meeting the current and future objectives of the Company, most notably the creation of stockholder value. Our Compensation Committee monitors the effectiveness of our compensation programs on an ongoing basis, especially within the context of strategic priorities, competitive trends, best practices in compensation and regulatory requirements.

        The design principles that govern our Named Executive Officer compensation programs are described below.

        General program competitiveness—Total compensation opportunities must serve to attract and retain top performing Named Executive Officers. All of our executive compensation program targets are established using relevant market data to ensure their competitiveness. In general we reference each element of compensation (base salary and short- and long-term target incentive compensation) at the 50th percentile of the markets in which we compete for talent. However, each Named Executive Officer's target total compensation may be above or below the 50th percentile based on his or her experience and proficiency in performing the duties of his or her position.

        Pay for performance—A substantial percentage of each Named Executive Officer's total compensation opportunity is contingent on performance. Performance is defined as:

  •
  Annual business unit and/or enterprise financial performance against pre-established objectives, which in 2011 included Revenue, Adjusted OIBDA and ROIC;

  •
  Stock price appreciation (through equity compensation programs), including stock options, RSUs and PUs; and

  •
  Each Named Executive Officer's demonstrated ability to develop and execute strategic initiatives, build talent and capabilities essential to the long-term success of the business and demonstrate our established leadership behaviors.

Total incentive compensation can exceed the target award level if performance exceeds the target. Conversely, if performance falls short of the target, total compensation can fall below the target award level.

        Internal parity—Each Named Executive Officer's total compensation opportunity reflects the responsibility, scope and complexity of that individual's role within the Company.

        Stockholder alignment—Our Named Executive Officer compensation programs align with the interests of our stockholders by emphasizing performance criteria that drive both short-term results and long-term stockholder value creation. Our long-term incentive compensation program awards equity to our Named Executive Officers, and all Named Executive Officers have share ownership requirements of 1x base salary, or 3x base salary in the case of our chief executive officer.

        Alignment with various business strategies—Our executive compensation programs are structured to be flexible in recognizing that individuals within functions or business units must focus on specific financial measures to meet the short- and long-term plans of the business unit for which they are accountable. In addition, each executive will lead strategic initiatives specific to the business units or functions for which he or she is responsible, and the success metrics for those initiatives will vary. Thus, it is possible for certain functional or business unit leaders to earn substantial awards in years when their function or business unit outperforms the Company as a whole. Conversely, if a function or business unit fails to meet its objectives, that function or business unit's leader may earn a lesser award in that year than his or her peers in a business unit or function that met or exceeded its goals.

Components of Compensation

        Based on the above-stated objectives and philosophies, our Compensation Committee has structured our Named Executive Officers' total annual compensation as a combination of base salary, short-term incentive compensation, long-term equity incentive compensation and benefits to motivate these officers to achieve our goals and to reward the achievement of those goals as described below.

  •
  Base salary and benefits are designed to attract and retain highly qualified individuals. In order to avoid excessive risk taking, it is important that not all cash compensation be variable. Base salaries are referenced at the 50th percentile of our peer group, with certain exceptions resulting from individual circumstances as described below.

  •
  Annual short-term incentive compensation awards for the Named Executive Officers are designed to focus these individuals on performance of financial goals in line with the annual budget, as well as successful completion or progress towards completion of initiatives in areas within their control, and to reward outstanding individual performance. Each target award is expressed as a percentage of base salary, and the amount of compensation payable under an award is subject to a maximum payout. In support of our philosophy of paying for performance, if performance targets are overachieved awards can exceed 100% of their targets as well. Actual awards can range from 0% to 145.9% of target.

  •
  Long-term equity incentives are designed to align the interests of our Named Executive Officers with our stockholders, reward overall performance and encourage the retention of the Named Executive Officers by providing additional opportunities for them to participate in the ownership of the Company and its future growth. Historically, we made long-term equity incentive grants to Named Executive Officers every three to five years in the form of stock options. Beginning in 2011, as a result of our redesign of our long-term equity incentive program, we began to make annual grants to Named Executive Officers and introduced additional equity alternatives to the grant mix, including PUs and RSUs, as further described below. PU awards may range from 0% to 150% of target and in 2011 were based on the Company's performance against Revenue growth and ROIC targets. The number of PUs earned is determined by the Company's actual performance as compared to the targets at the end of the one-year performance period, and the award is settled in shares of our Common Stock. Generally, PUs are subject to vesting three years from the date of the original grant and stock options, and RSUs typically vest ratably over three years (with certain exceptions described below).

  •
  We offer competitive retirement and welfare benefit programs aimed at attracting and retaining highly qualified individuals. Our 401(k) Plan allows our Named Executive Officers to contribute up to 25% of their "plan" compensation, subject to certain limits imposed by the Internal Revenue Code of 1986, as amended, or the Code, and that result from nondiscrimination testing. Under our 401(k) Plan, we generally match 50% of the first 4% of compensation contributed by our Named Executive Officers up to $4,900, subject to other limits that may result from nondiscrimination testing required under applicable Code rules.

  •
  Our Executive Deferred Compensation Plan allows our Named Executive Officers to defer some of their base salary and/or cash incentive compensation in amounts in excess of the amounts they can defer under our 401(k) Plan. This plan is intended to encourage the continued employment of the participating employees, who are largely responsible for our success, and to facilitate the recruiting of executive officers and other highly compensated employees required for our continued growth and profitability.

  •
  The ESPP provides all of our employees in the U.S. and Canada with the opportunity to acquire an equity interest in the Company by providing favorable terms upon which they may purchase our Common Stock.

  •
  Employees are automatically enrolled in group term life insurance, a benefit offered to U.S. employees, including the Named Executive Officers (with the exception of Mr. Duale). Mr. Duale participates in an international based life insurance plan.

        Mr. Duale, president, Iron Mountain International, receives additional benefits that are customary for executives in Europe with global responsibilities as more fully discussed under the "—Employment Agreement with Mr. Duale" section of this Proxy Statement.

        We believe that the allocation, or mix, among base salary, cash and non-cash incentives plays an important part in achieving our overall objectives. As discussed below, we utilize the data provided by Meridian to assist us in determining position-specific target allocations for each element of compensation.

  Role of Benchmarking in Compensation

        As part of its benchmarking, Meridian provided summary data of base salary, target cash incentive bonus, long-term incentives and total direct compensation (for example, total target annual compensation plus the annualized value of long-term incentives) for the 50th percentile and the 75th percentile of the 2011 Custom Peer Group. In addition, for Messrs. Reese and Duale, Meridian compiled data from a broader general industry sample to create comparisons for the executive chairman role and the president, Iron Mountain International role because the Custom Peer Group did not provide robust enough data for benchmarking elements of compensation for those positions in 2011.

        The comparison to market benchmark data serves as one component of the Company's annual review of all elements of compensation for our Named Executive Officers. Although the Company's compensation philosophy is to be referenced with the 50th percentile of the market, positioning may vary depending on the Named Executive Officer's experience and contribution to the Company. Actual compensation realized by executives may also differ from the 50th percentile based on annual company performance, the Named Executive Officer's performance rating and our stock price performance.

Base Salary

        The Compensation Committee primarily considers relevant market benchmark data when determining base salaries for Named Executive Officers. The Compensation Committee may also consider other factors such as the employees' performance ratings that result from the Performance and Compensation Excellence, or PACE program, internal parity, other compensation components offered by the Company and the experience and expected future contributions of such Named Executive Officers.

Chief Executive Officer Base Salary

        In setting Mr. Brennan's base salary for 2011, our Compensation Committee reviewed Mr. Brennan's 2010 salary against the relevant benchmark data and recommended a modest increase to $927,000 to keep him in line with the 50th percentile with similarly situated officers at the Custom Peer Group companies. As discussed above, Mr. Brennan left the Company in May of 2011 and, therefore his base salary reflected in the Summary Compensation Table reflects the amount of base salary earned through the date his employment terminated.

        In setting Mr. Reese's base salary as executive chairman at the beginning of the year, our Compensation Committee reviewed his salary against similarly situated officers at the Custom Peer Group and against general industry data for the executive chairman position and determined that his salary should remain unchanged from 2010. When Mr. Reese was appointed chief executive officer in April 2011, the Compensation Committee reassessed his salary in light of the added duties and responsibilities he assumed. The Compensation Committee considered Mr. Reese's compensation history with the Company when he previously served in the role of chief executive officer and chairman, his history of performance in that role and the base salary of similarly situated officers at the Custom Peer Group companies and companies in the general industry data provided by Meridian. Based on all of these factors, the Compensation Committee determined to increase his base salary to $1,004,519, which is consistent with his base salary when he held the role of chief executive officer in 2008. His base salary is in line with the 75th percentile of similarly situated officers in the Custom Peer Group. Mr. Reese's base salary is above the 50th percentile due to the fact that his unique position and experience with the Company make peer comparisons difficult.

        Consistent with typical market practice, our chief executive officer has a significantly higher base salary than the Other Named Executive Officers. This is due primarily to the greater responsibility, experience and oversight duties of the chief executive officer as compared to the Other Named Executive Officers.

Other Named Executive Officers' Base Salary

        For 2011, our Compensation Committee reviewed and approved recommendations made by the chief executive officer for base salaries for the Other Named Executive Officers. The Named Executive Officer base salaries are referenced to the market 50th percentile of the relevant peer group data, but, due to exceptional circumstances described below, some Named Executive Officers' base salaries are not currently in line with the 50th percentile.

        In 2010, Mr. Duale's base salary was at the 75th percentile of similarly situated officers at the relevant peer group used for benchmarking his salary, largely due to his depth of experience in leading international businesses prior to joining the Company, and reflects the compensation necessary to entice him to join the Company. Based upon the Company's philosophy of referencing our Named Executive Officers' base salaries to be in line with the market 50th percentile, and despite his excellent rating in the PACE program for his 2010 performance, the chief executive officer did not recommend any changes in Mr. Duale's base salary for 2011.

        Based upon the Company's philosophy of referencing our Named Executive Officers' base salaries to be in line with the market 50th percentile, and despite his excellent rating in the PACE program for his 2010 performance, the chief executive officer did not recommend any change in Mr. McKeon's base salary for 2011. His 2011 base salary is slightly ahead of the 50th percentile of similarly situated officers at the Custom Peer Group companies.

        In April 2011, Mr. Ebbighausen's base salary was increased by 3.5% to bring his salary in line with the 50th percentile of similarly situated officers at the Custom Peer Group companies and to reflect his excellent rating in the PACE program for his 2010 performance. In June 2011, the Compensation Committee reviewed Mr. Ebbighausen's salary in light of and in recognition of the increased criticality of his role resulting from the divestiture of the Digital business and additional responsibilities he assumed in connection with the chief executive officer transition. As a result of this review, Mr. Ebbighausen's salary was increased by 10% to reflect the additional responsibilities he assumed and for internal base salary parity among his peers in the executive group. This brought his base salary to approximately the 60th percentile of similarly situated officers at the Custom Peer Group companies.

        Mr. Duale, president, Iron Mountain International, has a reported base salary higher than Messrs. Ebbighausen and McKeon due to the benchmarking of his compensation against executive profiles with similar international roles and responsibilities.

Performance-Based Incentive Compensation

Short-Term Incentive Compensation of Chief Executive Officer

        The majority of the 2011 short-term incentive compensation for Mr. Reese was paid pursuant to the terms of the 2003 SEIP and a performance-based cash program under the 2002 Plan, together the Performance-Based Incentive Plans. The purpose of the Performance-Based Incentive Plans is to align the interests of Mr. Reese with the interests of our stockholders. In addition, the Performance-Based Incentive Plans allow the Company to attempt to maximize its tax deductions of annual short-term incentive compensation paid to the chief executive officer under Section 162(m) of the Code, as discussed on page 44 of this Proxy Statement. Under the 2003 SEIP, 100% of the short-term performance-based incentive compensation available to Mr. Reese may be paid only if all established objectives are fully achieved.

        Approximately two-thirds of Mr. Reese's incentive compensation was equally weighted on the Company's achievement of enterprise Revenue and Adjusted OIBDA objectives, and the remaining amount was based on achievement of individual goals and objectives. In April, when Mr. Reese assumed the role of chief executive officer, he and the Compensation Committee revisited his individual and enterprise financial targets and his individual non-financial goals and objectives in light of the added responsibilities of chief executive officer and determined to modify his individual non-financial goals and objectives to be better aligned with the duties and responsibilities of the chief executive officer. For 2011, the individual non-financial goals and objectives for Mr. Reese included strategic and organizational initiatives that the Compensation Committee determined were important to the organization were appropriate given our desired return on investment, growth rates and industry dynamics and were challenging but reasonably attainable.

        Mr. Reese's short-term incentive target opportunity for 2011 was 75% of his base salary for the period from January 1 through April 11, 2011 and was set at 150% of his base salary for the period from April 12, 2011 through the end of 2011. His initial target opportunity was informed by comparison to similarly situated officers in the Custom Peer Group and by reference to general industry data for the executive chairman position. When Mr. Reese took on the role of chief executive officer on April 12, 2011, the Compensation Committee set a new target opportunity for the remainder of the year that was informed by reference to the Custom Peer Group data for chief executive officers and to reflect the additional responsibilities he took on when he assumed the role of chief executive officer. Mr. Reese's total target incentive compensation is slightly above the 50th percentile of similarly situated officers in the Custom Peer Group, largely due to his experience with the Company.

        For 2011, the chief executive officer's revised enterprise financial targets were (1) $3.034 billion Revenue and (2) $943.0 million Adjusted OIBDA, and his individual financial goals and objectives included (3) 8.19% ROIC and (4) $390.0 million FCF. Payout with respect to the achievement of the enterprise Revenue and Adjusted OIBDA targets is zero unless at least 97.6% of the financial target is achieved. If the achievement of a specified financial target described in (1) or (2) is between 97.6% and 100%, the payout ranges from 4% to 100% depending on the level of achievement.

        For 2011, Mr. Reese achieved 98.8% of his potential short-term incentive payment before applying the Corporate Modifier and 111.6% in total after applying the Corporate Modifier. The Company achieved 99.7% of the revised enterprise Revenue target of $3.034 billion, 102.6% of the revised enterprise Adjusted OIBDA target of $943.0 million, and Mr. Reese achieved 110% of his individual goals and objectives. The determination of the short-term incentive compensation earned by Mr. Reese for achievement of his enterprise financial goals and objectives is based on a formula as shown on the table below entitled "Payouts of Short-Term Incentive Compensation." The determination of the short-term incentive compensation for the individual goals and objectives portion of Mr. Reese's short-term incentive compensation is less formulaic and more based on a determination of whether the goals were met, and were broken out 5% attributable to individual financial goals and objectives and 28.4% attributable to the individual non-financial goals and objectives.

Short-Term Incentive Compensation for Other Named Executive Officers

        We have short-term incentive compensation arrangements for our Other Named Executive Officers that are similar to the arrangement described above for the chief executive officer. Short-term incentive compensation opportunities are expressed as a percentage of each Other Named Executive Officer's base salary. For 2011, these percentages were:

Executive	Short-Term Incentive Target Percentage of Salary
Brian P. McKeon	100%
Harold E. Ebbighausen	100%
Marc A. Duale	80%

        These target short-term incentive compensation opportunities for 2011 were informed by comparison to the Custom Peer Group and, in the case of Mr. Duale, general industry market data described above. Mr. Duale's target short-term incentive compensation opportunity is a lower percentage of his base salary than Messrs. Ebbighausen's and McKeon's due to Mr. Duale's higher base salary and the market practice for his role. Each of the Other Named Executive Officers' short-term incentive compensation is slightly above the 50th percentile at the Custom Peer Group in support of the Company's philosophy of paying for performance and the goal of aligning our Named Executive Officers' interests with that of our stockholders.

        Achievement of the target opportunity is based upon the Company's performance against targeted financial goals, and personal performance against the individual goals and objectives of the respective Named Executive Officer. The chief executive officer manages the establishment of goals and objectives and relevant financial targets for the Other Named Executive Officers. For 2011, Revenue and Adjusted OIBDA were chosen by the chief executive officer as the financial goals for the Other Named Executive Officers in addition to an individual goals and objectives component for each Other Named Executive Officer defined for areas within their control. The individual goals and objectives component included items such as the development and execution of business, organizational and marketing strategies to increase Revenue and Adjusted OIBDA growth. Each of the Other Named Executive Officers' financial targets related to the segment in which he operated. Mr. Duale's financial targets were based on Revenue and Adjusted OIBDA of Iron Mountain International. Mr. McKeon's financial targets were based on enterprise Revenue and Adjusted OIBDA and his individual goals and objectives included goals related to ROIC. Mr. Ebbighausen's financial targets were based on Revenue and Adjusted OIBDA of the North American business unit and also included the revenue performance of the Company overall. Our objective is to focus the entire team on achieving financial goals that are aligned.

        The financial goals and the individual goals of the Other Named Executive Officers are each assigned a specific weight, which is detailed in the table below entitled "Payouts of Short-Term Incentive Compensation." In 2011 at least two-thirds of each Named Executive Officer's targeted opportunity was based on Revenue and Adjusted OIBDA financial targets. Short-term incentive compensation payout with respect to the achievement of Revenue and Adjusted OIBDA for all Named Executive Officers targets is zero unless a minimum of 97.6% of the financial target is achieved (or 95% in the case of financial targets related to Iron Mountain International due to the different business mix in that business unit). If the achievement of a specified financial target is above these minimums up to 100%, the payout ranges from 4% to 100%, depending on the level of achievement.

        Individual goals and objectives were aimed at focusing each officer's attention in areas where that officer has the most potential for impacting the Company's performance, and we believe these targets were reasonably attainable if the officers performed to their potential. Milestones for the achievement of each Other Named Executive Officer's individual goals were approved by the chief executive officer in early 2011 and subsequently used to objectively measure performance. In early 2011, the chief executive officer shared a summary of the Other Named Executive Officers' goals with the Compensation Committee, which subsequently approved them.

        As described below, each of the Other Named Executive Officers exceeded his 2011 individual goals and objectives and received close to or over 100% of his target short-term incentive compensation opportunity for 2011 because of the financial performance of the business:

  •
  Mr. Duale realized 104.7% of his target short-term incentive compensation opportunity as a result of Iron Mountain International exceeding its minimum revised Revenue and revised Adjusted OIBDA targets of $793.2 million and $166.9 million, respectively, after the adjustments described above and Mr. Duale achieving 110% of his individual goals and objectives for such period. Mr. Duale's individual goals and objectives included leading initiatives to redefine the international strategy, drive significant margin improvement and improve talent and team development.

  •
  Mr. Ebbighausen realized 98.0% of his target short-term incentive compensation opportunity. The Company achieved 99.7% of the revised enterprise Revenue target of $3.034 billion, after the adjustments described above. In addition, the North American business unit achieved 99.8% of the revised Revenue target of $2.24 billion and 98.7% of the revised Adjusted OIBDA target of $995.8 million, after the adjustments described above. Mr. Ebbighausen achieved 120% of his individual goals and objectives, which included consummating the divestiture of the Digital business on satisfactory terms, driving a number of operational efficiency initiatives, driving new lines of revenue and services and developing talent. In addition, Mr. Ebbighausen's overachievement of his individual goals reflects his assumption of responsibility for the global sales function during 2011.

  •
  Mr. McKeon realized 112.2% of his target short-term incentive compensation opportunity. The Company achieved 99.7% of the revised enterprise Revenue target of $3.034 billion and 102.6% of the revised enterprise Adjusted OIBDA target of $943.0 million, after the adjustments described above. Mr. McKeon achieved 110% of his individual goals and objectives, including exceeding the ROIC target and management of the activity related to the proxy contest (including stockholder payouts and analysis of alternative financing, capitalizations and tax optimization strategies), leadership of initiatives to drive efficiency in our support functions and talent development.

        In addition, as a result of the Corporate Modifier, the short-term incentive payment for all Named Executive Officers (other than Mr. Duale) can increase over the target payout if the Company exceeds the enterprise Adjusted OIBDA target for the fiscal year. As shown in the table below, exceeding the Adjusted OIBDA target allows for a multiplier of up to 125% of the total payout as determined by the performance against targets and goals described above. The multiplier is formula-based and while the table below illustrates the key overachievement points and the corresponding multiplier, points are interpolated between those shown in the table. Therefore, the 2011 performance of 2.6% above the target for Adjusted OIBDA produced a multiplier of 113%.

Performance vs. Budget	Multiplier
100.0%	100%
101.0%	105%
102.0%	110%
103.0%	115%
104.0%	120%
105.0%	125%

        The following table sets forth certain information relating to the payouts of short-term cash incentive compensation to the Named Executive Officers, other than Mr. Brennan, during the year ended December 31, 2011.

Payouts of Short-Term Incentive Compensation

	2011 Base Salary Earnings ($)				2011 End-of-Year Performance and Payout
		2011 Target Opportunity
						Target Weighting (%)	Target Opportunity ($)	Payout Achievement(1) (%)	Payout ($)
Named Executive Officer		(%)	($)		Measure & Scope
C. Richard Reese(2)	962,181	131.8%	$1,268,596	(a)	Revenue (Enterprise)	33.30%	$445,530	88.0%	$392,066
				(b)	Adjusted OIBDA (Enterprise)	33.30%	$445,530	100.0%	$445,530
				(c)	Individual Goals & Objectives—Financial	5.00%	$66,862	110.0%	$73,550
				(d)	Individual Goals & Objectives—Non-Financial	28.40%	$310,674	110.0%	$341,741
				(e)	Corporate Modifier			113.0%	$162,875

					Total 2011 Payout				$1,415,762
Brian P. McKeon	$515,960	100.0%	$515,960	(a)	Revenue (Enterprise)	33.33%	$171,970	88.0%	$151,333
				(b)	Adjusted OIBDA (Enterprise)	33.33%	$171,970	100.0%	$171,970
				(c)	Individual Goals & Objectives	33.34%	$172,020	110.0%	$189,223
				(d)	Corporate Modifier			113.0%	$66,628

					Total 2011 Payout				$579,154
Marc A. Duale(3)	$721,252	80.0%	$577,001	(a)	Revenue (International)	27.00%	$155,790	100.6%	$156,725
				(b)	Adjusted OIBDA (International)	40.00%	$230,801	103.0%	$237,725
				(c)	Individual Goals & Objectives	33.00%	$190,410	110.0%	$209,451

					Total 2011 Payout				$603,901
Harold E. Ebbighausen	$521,769	100.0%	$521,769	(a)	Revenue (Enterprise)	20.00%	$104,354	88.0%	$91,831
				(b)	Revenue (North America)	20.00%	$104,354	93.6%	$97,675
				(c)	Adjusted OIBDA (North America)	35.00%	$182,619	58.4%	$106,650
				(d)	Individual Goals & Objectives	25.00%	$130,442	120.0%	$156,531
				(e)	Corporate Modifier			113.0%	$58,849

					Total 2011 Payout				$511,536

(1)
Payout achievement represents the percentage of the target payout earned based on the level of the Company's achievement of target financial measures, which can range from 4%-100%, for achievement levels between 97.6% and 100% of target.

(2)
Mr. Reese's incentive opportunity was 75% of base salary for the period of January 1 to April 11, 2011 and 150% of base salary for the period April 12 to December 31, 2011. Mr. Reese's target bonus was based on an approximately 33.3%/33.3%/33.3% allocation among Revenue, Adjusted OIBDA and Individual Goals and Objectives. The actual percentages reflect the two different roles Mr. Reese held during the year and the application of the various percentages to various components of his aggregate base salary (calculated based on the actual number of days he held each position and taking into account different maximum bonus opportunities in each role).

(3)
The Corporate Modifier was not applied to Mr. Duale's payout because his 2011 financial targets did not include enterprise level financial measures.

Long-Term Equity Compensation

        Beginning in 2011, Named Executive Officers were eligible to be considered for an annual equity grant in the first quarter of each year as part of the Company's Annual Equity Grant Program. For newly-hired or promoted executive officers, recommended equity incentive awards are generally made during the next scheduled quarterly Compensation Committee meeting following his or her hire or promotion date.

        The Compensation Committee approves all equity incentive awards, including awards made to newly hired or promoted employees. When our Compensation Committee makes determinations about the amount and type of equity incentives to award to Named Executive Officers, the decision is based on a number of factors, including: (1) the amount and terms of equity incentives granted in the market benchmark data; (2) chief executive officer recommendations (for Other Named Executive Officer incentive awards); (3) the amount and type of equity incentives previously granted to such Named Executive Officer; (4) the value of and the complexity of the duties performed by such Named Executive Officer now and as anticipated in the future; (5) such officer's performance rating as determined by the PACE program; (6) our guidelines for granting such awards; and (7) the total and average grant values for members of the Named Executive Officers internal peer group.

        The Compensation Committee reviews recommendations of award amounts for the Other Named Executive Officers proposed by the chief executive officer based upon the above-described factors. The Compensation Committee then considers the same factors in recommending the awards for the chief executive officer and the executive chairman, which are then approved by the independent members of the Board.

  Long-Term Equity Compensation for Mr. Reese

        At the time annual equity grants were determined by the Compensation Committee, Mr. Reese was in the role of executive chairman and Mr. Brennan was the chief executive officer of the Company. The Compensation Committee's initial equity grant to Mr. Reese was based on a review of the scope and compensation of the role of executive chairman against relevant benchmark information. In March 2011, the independent members of the Board approved the Compensation Committee's recommendation of a stock option grant to Mr. Reese to purchase 68,747 shares with an aggregate grant date fair value of $504,280 calculated based on the Black-Scholes option pricing model.

        An additional equity grant was made to Mr. Reese in May 2011 in conjunction with his appointment to the role of chief executive officer. The Compensation Committee considered market benchmarks, Mr. Reese's tenure and contributions to the Company and the amount of his March 2011 grant. In May 2011, the independent members of the Board approved the Compensation Committee's recommendation of a stock option grant to Mr. Reese to purchase 50,331 shares with an aggregate grant date fair value of $414,894 calculated based on the Black-Scholes option pricing model. The Compensation Committee determined that stock options rather than RSUs were more appropriate incentive compensation for Mr. Reese because of his existing equity holdings and because considerations relating to out-of-the money options that led to 2011 RSU grants for the Other Named Executive Officers did not apply to Mr. Reese. To properly incentivize Mr. Reese's performance as chief executive officer, the Compensation Committee also recommended, and the independent members of the Board approved, a target PU grant of 28,794 shares with an aggregate grant date fair value of $916,657.

  Long-Term Equity Grants for Other Named Executive Officers and Mr. Brennan

        For 2011, equity grants made to the Other Named Executive Officers and Mr. Brennan consisted of the following: (1) stock options; (2) RSUs; and (3) PUs. The 2011 long-term equity grants for each Other Named Executive Officer were expressed as a dollar value and were based on market benchmarking and an assessment of each individual's performance, long-term potential and criticality of the role to the Company. The Compensation Committee determined that for 2011, grants to the Other Named Executive Officers would be comprised of 40% stock options, 20% RSUs and 40% PUs. When the last long-term equity grants were made in 2007, the Company did not expect to make long-term equity grants for another five years. However, the Compensation Committee decided to make long-term equity grants a year ahead of schedule due to the fact that the historical equity grants to Named Executive Officers were largely out-of-the money options, and the Compensation Committee believed that a grant in 2011 was important for retention purposes.

        In recognition of this early grant, the Compensation Committee discounted the value of equity grants to the Other Named Executive Officers and Mr. Brennan in 2011 to fall slightly below the 50th percentile of similarly situated officers at Custom Peer Group companies. As a result, the 2011 long-term equity grants for the Other Named Executive Officers and Mr. Brennan were between the 25th and 50th percentiles of the value of equity grants made to similarly situated officers at the Custom Peer Group companies. The Compensation Committee granted a mix of stock options, RSUs and PUs to conserve share usage under the Company's 2002 Plan and provide a balance between risk and reward for equity plan participants. The program is aimed at rewarding long-term stockholder value created through the rising market value of our Common Stock resulting from the Company's sustained long-term efforts. The Compensation Committee annually reviews the Company's equity mix and grant practices to ensure the best approach for the Company and its stockholders.

  Performance Units

        PU awards made to the Named Executive Officers in 2011 were based on the Company's performance against annual Revenue growth and ROIC targets. The range of payout is 0% to 150% of the target number of PUs. The number of PUs earned was determined by the Company's actual performance at the end of the one-year performance period, adjusted for certain one time costs as described above, and the awards will be settled in shares of the Company's Common Stock when they vest.

        Determination of percentage achievement of PU awards for the 2011 performance period were made according to the following grid:

Multiplier
+2.5% +2.0% +1.0% Budget -1.0% -2.0% -3.0% -4.0%	110% 100% 90% 80% 65% 50% 30% 0% -50 BPS	125% 110% 100% 90% 80% 65% 50% 30% -25 BPS	135% 125% 110% 100% 90% 80% 65% 50% Budget	140% 135% 125% 110% 100% 90% 80% 65% +25 BPS	150% 140% 135% 125% 110% 100% 90% 80% +50 BPS

ROIC (After Tax) 2011

        The target number of PU awards and the actual number of PUs earned for each Named Executive Officer for 2011 are set forth below:

	Target Performance Units Granted	Performance Units Earned
Robert T. Brennan	35,580	0
C. Richard Reese	28,794	31,869
Brian P. McKeon	12,809	14,177
Marc A. Duale	6,404	7,088
Harold E. Ebbighausen	12,809	14,177

  Stock Options/Restricted Stock Units

        Stock options granted to the Named Executive Officers in the 2011 long-term incentive compensation program, as set forth below, were granted at an exercise price equal to the fair market value of our Common Stock on the date of grant. Because the schedule for granting option awards by the Compensation Committee and our Board is determined at quarterly meetings generally scheduled many months in advance, the proximity of any grants to earnings announcements or other market events is merely coincidental. RSUs and stock options were granted to the Named Executive Officers on March 11, 2011 and generally vest in three equal installments on the anniversary date of the grant.

        In addition to the annual grant of options and RSUs made to all Other Named Executive Officers on March 11, 2011, Mr. Reese received an additional grant of 50,331 options on May 6, 2011 in recognition of his additional responsibilties in connection with assuming the role of chief executive officer of the Company effective April 12, 2011. Each stock option was granted subject to a three-year, time-based graded vesting provision. Also, in addition to the annual grant of options and RSUs made to all Other Named Executive Officers on March 11, 2011, Mr. Ebbighausen received an additional grant of 15,358 RSUs on September 8, 2011 in recognition of the additional responsibilities he assumed as a result of the chief executive officer transition and as a retention measure, given the increased criticality of his role. This RSU award vests 50% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant and 25% on the fourth anniversary of the date of grant.

        The table below sets forth the aggregate RSUs and options awarded to the Named Executive Officers in 2011.

	RSUs	Options
Robert T. Brennan(1)	17,790	137,495
C. Richard Reese	0	68,747
		50,331
Brian P. McKeon	6,404	49,498
Marc A. Duale	3,202	24,749
Harold E. Ebbighausen	6,404	49,498
	15,358

(1)
All RSUs and options awarded to Mr. Brennan in 2011 were unvested and therefore were forfeited when he left the Company.

Vesting and Other Conditions on Equity Grants

        Our Compensation Committee has imposed vesting and other conditions on awards of Common Stock or grants of options or other long-term equity vehicles such as PUs and RSUs because it believes that time-based and performance-based vesting encourages recipients to build stockholder value over a long period of time. Stock options and RSUs generally will vest ratably over a three-year period following the grant (except if accelerated pursuant to the provisions described below). PUs that are achieved based on performance criteria are generally subject to vesting three years from the date of the original grant. However, PU awards made to Named Executive Officers and other employees who subsequently terminate their employment after the end of the performance period and on or after attaining age fifty-five and completing ten years of employment with the Company automatically become fully vested, although the shares underlying the award will, nevertheless, be delivered in accordance with the vesting schedule of the applicable PU award.

        Notwithstanding the above, all unvested stock options and other equity awards granted under one of our equity incentive plans will vest immediately should an employee be terminated by the Company, or terminate his or her own employment for "good reason" (as defined below), in connection with a "vesting change in control" (as defined below) within fourteen days prior or twelve months after such vesting change of control, or the Relevant Period. This provision applies to all outstanding options and unvested RSUs or PUs held by employees of the Company, including Named Executive Officers.

        A "vesting change of control" is generally defined to include, among other things: (1) a sale of the Company or a sale of substantially all of its assets; (2) the acquisition by a person or group of securities representing 50% or more of the voting power of the Company's securities entitled to vote in the election of directors; or (3) a change in composition of the Board over a period of time, resulting in a majority of new directors serving on the Board whose nomination was not approved by two-thirds of the existing directors.

        "Good reason" for this purpose is generally defined to include: (1) a diminution in the total annual compensation or material diminution in benefits the employee is eligible to receive; or (2) a requirement by the Company that the participant be based at an office that is greater than fifty miles from the location of the employee's office immediately prior to the vesting change in control.

        In 2008, the Compensation Committee offered Mr. McKeon additional protection in the event of a vesting change in control, due to the scope of his role and the likelihood that he could experience a diminution of duties subsequent to a vesting change in control. Therefore, the Company entered into a Change in Control Agreement with Mr. McKeon pursuant to which all of his currently outstanding or future granted options include an additional component to the term "good reason" that could result in an acceleration if he were to terminate his employment within the Relevant Period following a vesting change in control. The additional element is a material diminution in the responsibilities or title or position with the Company and/or the assignment of duties and responsibilities that are generally inconsistent with Mr. McKeon's position with the Company immediately prior to the vesting change in control.

        In addition, the Severance Program, in which Messrs. Ebbighausen, McKeon and certain other non-executive officers are participants, contains certain accelerated vesting provisions. If a qualifying termination (defined generally as termination by the Company without "cause" or termination by the employee for "good reason") occurs within eighteen months of the start date of a chief executive officer who replaces Mr. Reese, the officer will receive credit for an additional twelve months of vesting service as of the date of such qualifying termination for unvested equity compensation arrangements (including, for example, options and RSUs). Additional vesting service will be credited to the extent necessary to fully vest earned but not delivered PUs.

        "Cause" is generally defined in the Severance Program as any of: (1) fraud, embezzlement or theft against Iron Mountain; (2) being convicted of, or pleading guilty or no contest to, a felony; (3) breach of a fiduciary duty owed to Iron Mountain; (4) material breach of any material policy of Iron Mountain; (5) willful failure to perform material assigned duties (other than by reason of illness); or (6) committing an act of gross negligence, engaging in willful misconduct or otherwise acting with willful disregard for the best interests of Iron Mountain. The definition of "good reason" in the Severance Program is substantially the same as good reason under the 2002 Plan with an additional component substantially similar to the additional element granted to Mr. McKeon under his Change in Control Agreement.

  Changes to Long-Term Equity Incentive Compensation Programs Implemented for 2012 Compensation

        The Compensation Committee and our management annually evaluate the competitiveness, performance orientation and stockholder alignment of the equity vehicles, grant practices, vesting schedules and grant frequency of our long-term incentive program. As a result of this review in 2011, the Compensation Committee approved a change to the equity vehicle mix in our long-term equity incentive compensation program. Given the recent shift to distribute more cash to stockholders, partially in the form of dividends, the Compensation Committee approved a shift away from stock options and toward PUs and RSUs. In 2012, the mix of long-term equity incentives granted to Named Executive Officers was 50% PUs and 50% RSUs.

        Additionally, in contemplation of the anticipated transition to a new chief executive officer, the Compensation Committee approved a change to the terms of Mr. Reese's long-term equity incentive awards. For Mr. Reese's 2012 equity awards, RSUs will continue to vest over the three-year period, even if Mr. Reese is no longer employed by, or otherwise provides services to, the Company, and it is not a condition of his PUs that he be employed by, or otherwise provide services to, the Company at the end of the performance period or on the date of subsequent vesting in order for him to receive earned PUs.

        The Compensation Committee and our management will continue to examine our long-term incentive compensation programs to ensure they meet the goals of aligning executive interests with those of our stockholders, driving long-term performance of the business and driving retention of key employees.

Executive Stock Ownership Guidelines

        In December 2010, the Company adopted stock ownership guidelines that require that certain executive officers achieve and maintain ownership of our Common Stock at or above a prescribed level. The Company established this program to help align long-term interest of executive officers with stockholders. The guidelines require certain executive officers to own and retain Common Stock of the Company, exclusive of unexercised stock options and unearned or unvested RSUs and PUs, having a value equal to the multiple of annual base salary for such officers stated below:

Chief Executive Officer and Executive Chairman	3 times annual base salary
Executive Vice Presidents reporting directly to the Chief Executive Officer	1 times annual base salary

        Compliance is measured by multiplying the number of shares owned at the close of business on October 1 of each year by the average closing price per share of the Company's Common Stock, based on each trading day's closing price as reported on the NYSE, over the sixty calendar days preceding the date of calculation. The guidelines do not limit the transfer of, or require retention of, shares of Common Stock that were outstanding as of the date of adoption of the guidelines or that are issued under any equity awards outstanding as of such date. Whenever a covered executive does not meet the above minimum ownership threshold, such executive officer is required to retain an amount equal to 50% of the net shares received as a result of the vesting of RSUs or PUs. "Net shares" are those shares that remain after shares are sold or netted to pay withholding taxes and any purchase price. Because executives must retain a percentage of shares resulting from the vesting of RSUs or PUs until they achieve the minimum share ownership threshold, there is no minimum time period required to achieve the stock ownership guidelines.

Employment Agreement with Mr. Duale

        Mr. Duale, president, Iron Mountain International, has had an employment contract with the Company since his initial hiring in May 2006 due to the customary nature of such agreements for executives in Europe where he works. Mr. Duale's employment agreement was amended and restated in September 2011 and was further amended in March 2012 to provide him with the same benefits available to the Named Executive Officers who are participants in the Severance Program. In addition to base salary and short-term incentive compensation, Mr. Duale also receives a car allowance, a corresponding allowance for fuel costs, as well as life insurance, reimbursement for tax advisory services and payments for social security contributions in Belgium. The employment agreement has no fixed term and is terminable by either party. Mr. Duale's employment agreement provides for a notice period of seven months if he is terminated by the Company (except in the case of gross misconduct) and a notice period of two months if he resigns. The agreement also provides for certain payments upon termination of his employment as described under the "Termination and Change of Control Arrangements" section of this Proxy Statement. We believe these benefits are customary for similar executives in Europe.

        Other than as described above, the Company is not a party to an employment agreement with any Named Executive Officer. We do not have any agreements with executives that provide for excise tax gross-up payments.

Executive Compensation Clawback and Prohibition on Hedging

        In order to ensure that the Company has the ability to recoup incentive compensation obtained through actions on the part of management that may prove detrimental to the Company, incentive compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements or performance metrics that affect such executive officer's compensation. Our Insider Trading Policy provides that directors and officers are prohibited from engaging in short-term or speculative transactions involving the Company's securities, such as short sales, buying or selling puts or calls and hedging transactions.

Tax Considerations

        Our Compensation Committee's general policy is to attempt to structure our compensation arrangements to maximize deductions for federal income tax purposes. The Committee may, however, authorize compensation arrangements that are partially or wholly nondeductible when such arrangements achieve organizational objectives.

        Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer (in our case, the chief executive officer) and certain other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m) of the Code. Our 2002 Plan (and our equity compensation plans other than our ESPP) are generally designed such that compensation arising on the exercise of options and stock appreciation rights satisfies the "performance-based exemption" and is therefore always fully deductible. In addition, in 2010 the 2002 Plan was amended to add additional performance-based equity and cash awards, which can also be utilized to maximize the deductibility of compensation paid to any of our employees. The Board also adopted and the stockholders approved the 2003 SEIP and the 2006 SEIP in part to maximize the deductibility of compensation paid to certain of our named executive officers, including Mr. Reese. These various arrangements provide tax-efficient vehicles by which the Compensation Committee can establish specific annual performance goals and objectives.

Compensation Committee Report on Compensation Discussion and Analysis

        We, the members of the Compensation Committee of the Board of the Company, have reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE
CLARKE H. BAILEY, Chairman KENT P. DAUTEN MICHAEL W. LAMACH

 COMPENSATION TABLES

        The following table provides certain information concerning compensation earned by the Named Executive Officers during the years ended December 31, 2009, 2010 and 2011.

Summary Compensation Table for 2009, 2010 and 2011

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)		(d)	(e)		(f)		(g)	(h)	(i)
Robert T. Brennan(5)	2011	$417,150		$—	$1,499,964	(6)	$1,008,567	(6)	$—	$1,676,924	$4,602,605
Former President and	2010	$919,731		$—	$—		$—		$459,957	$40,529	$1,420,217
Chief Executive Officer	2009	$900,000		$—	$—		$—		$750,038	$26,418	$1,676,456
C. Richard Reese(7)	2011	$956,381		$—	$916,657		$919,173		$1,415,762	$10,780	$4,218,753
Chairman of the Board	2010	$850,000		$—	$—		$502,784		$318,814	$14,764	$1,686,362
and Chief Executive	2009	$850,000		$—	$—		$759,864		$850,043	$13,264	$2,473,171
Officer
Brian P. McKeon	2011	$515,960		$—	$539,981		$363,083		$579,154	$11,500	$2,009,678
Executive Vice President	2010	$508,097		$—	$—		$—		$186,339	$11,340	$705,776
and Chief Financial	2009	$481,101		$—	$—		$—		$320,750	$9,272	$811,123
Officer
Marc A. Duale	2011	$721,252		$—	$269,977		$181,541		$603,901	$104,501	$1,881,172
President, Iron Mountain	2010	$842,989	(8)	$—	$—		$—		$559,582	$44,094	$1,446,665
International(9)	2009	$643,316		$—	$—		$—		$318,609	$22,159	$984,084
Harold E. Ebbighausen	2011	$521,769		$—	$1,039,961		$363,083		$511,536	$14,673	$2,451,022
President, Iron Mountain	2010	$465,500		$—	$—		$—		$145,469	$16,044	$627,013
North America	2009	$413,154		$—	$—		$—		$268,550	$10,702	$692,406

(1)
The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSUs and PUs awarded in 2011 under the 2002 Plan. RSUs generally vest in three annual increments from the grant date. PUs generally vest in full on the third anniversary of the grant date, or March 11, 2014. These amounts were not paid to or realized by the officer in the year indicated. The table below displays the details of the components that make up the fiscal year 2011 stock awards for each of our Named Executive Officers.

	Components of Stock Awards			Additional Information
Name	RSU Value ($)		Value of PUs – Expected ($)	Value of PUs – at Maximum ($)
Robert T. Brennan	499,988		999,976	1,499,964
C. Richard Reese	—		916,657	1,374,985
Brian P. McKeon	179,984		359,997	539,995
Marc A. Duale	89,992		179,984	269,977
Harold E. Ebbighausen	679,964	*	359,997	539,995

    *
    Represents the aggregate value of awards of 6,404 RSUs granted on March 11, 2011 and 15,358 RSUs granted on September 8, 2011.
(2)
The amounts reported in the "Option Awards" column reflect the aggregate grant date fair value of stock options granted in the year indicated computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company's Consolidated Financial Statements included in the Company's Annual Reports on Form 10-K for the years ended December 31, 2009, 2010 and 2011. These amounts were not paid to or realized by the officer in the year indicated.

(3)
Amounts included in the "Non-Equity Incentive Plan Compensation" reflect amounts paid to the Named Executive Officers under our non-equity incentive compensation plans based on the achievement of selected performance targets, earned in the specified year and paid in the following year. Non-equity incentive compensation awards are calculated based on the individual's base salary earnings before any deductions or deferrals, such as 401(k) contributions or deferred compensation plan contributions. Details regarding the calculation of these payments are included in the Compensation Discussion and Analysis on pages 36, 37 and 38.

(4)
All Other Compensation includes 401(k) Plan Company match, income on premiums paid with respect to group term life insurance, or GTLI, parking fees paid, the Company-paid portion of direct expenses related to spousal travel for attendance at business events, tax gross ups associated with personal travel expenses, payments for home security and recognition gift cards, plus amounts paid to Mr. Duale, as set forth below. All Other Compensation also includes payments to Mr. Brennan in connection with his termination of employment, including $1,531,998 pursuant to his Severance Agreement and $139,743 of accrued and unused vacation time. The charts below set forth a more detailed description of All Other Compensation for 2011.

Named Executive Officer	401(k) Match ($)	GTLI ($)	Parking ($)	Home Security ($)	Personal Travel Expenses ($)	Payments in Regard to Termination of Employment ($)	Tax Gross-Up Payments For Spousal Travel ($)	Other ($)	Total ($)
Robert T. Brennan	$2,367	$457	$1,600	$757	$—	$1,671,743	$—	$—	$1,676,924
C. Richard Reese	$4,900	$1,080	$4,800	$—	$—	$—	$—	$—	$10,780
Brian P. McKeon	$4,900	$1,080	$4,800	$720	$—	$—	$—	$—	$11,500
Harold E. Ebbighausen	$4,900	$1,080	$4,800	$—	$2,608	$—	$1,235	$50	$14,673

Named Executive Officer	Car Allowance ($)	Fuel Allowance ($)	Medical Insurance ($)	Tax Planning Services ($)	Belgium Social Security Contributions ($)	Life Insurance ($)	Total ($)
Marc A. Duale	$34,794	$3,479	$22,254	$8,699	$5,151	$30,124	$104,501
(5)
Mr. Brennan is a Named Executive Officer because he served as the Company's chief executive officer during the year ended December 31, 2011. Mr. Brennan left this position in April 2011 and departed the Company in May 2011. $417,150 of the $1,671,743 payment made in regard to termination of employment for Mr. Brennan was paid in 2012.

(6)
All of the RSUs, PUs and options granted to Mr. Brennan in 2011 were unvested and, therefore, were forfeited when he left the Company in May, 2011.

(7)
Mr. Reese assumed the role of chief executive officer in April 2011.

(8)
Mr. Duale's 2010 base salary was $45,423 higher than reported last year as a result of an underpayment of base salary that was corrected in 2011.

(9)
Mr. Duale's 2011 salary was converted to U.S. dollars using a conversion rate of €1.00 to $1.3928, which represents the average exchange rate for fiscal year 2011 (Euros to U.S. dollars). Mr. Duale's 2010 salary was converted to U.S. dollars using a conversion rate of €1.00 to $1.3272, which represents the average exchange rate for fiscal year 2010 (Euros to U.S. dollars). The currency in which Mr. Duale was paid also changed as of December 10, 2009, from British Pounds Sterling to Euros in connection with his relocation. Mr. Duale's 2009 salary reported in U.S. dollars in the table is calculated using (1) a conversion rate of £1.00 to $1.546 and (2) a conversion rate of €1.00 to $1.36, which represent the average exchange rates for fiscal year 2009 (British Pounds Sterling to U.S. dollars and Euros to U.S. dollars, respectively). In addition, prior to 2010, Mr. Duale's salary and bonus were based on a fiscal year of November 1 through October 31, which was the fiscal year of our European business, or IME. In January 2010, the fiscal year of IME changed from October 31 to December 31 in order to match the Iron Mountain fiscal year. The values in the table above for 2010 reflect the period of November 1, 2009 through December 31, 2010 and include two months of calendar 2009 as a result of the elimination of the two-month lag in the IME fiscal year.

        The following table sets forth certain information concerning the Grants of Plan-Based Awards to the Named Executive Officers during the year ended December 31, 2011.

Grants of Plan Based Awards for 2011

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
											Closing Price of Option Awards ($/Sh)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Richard Reese	n/a	$—	$1,268,596	$1,821,705	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	68,747	$28.11	$28.40	$504,280
	5/6/2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	50,331	$31.84	$31.66	$414,894
	5/6/2011	n/a	n/a	n/a	—	28,794	43,191	n/a	n/a	n/a	n/a	$916,657
Robert T. Brennan	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	137,495	$28.11	$28.40	$1,008,567
	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	17,790	n/a	n/a	n/a	$499,988
	3/11/2011	n/a	n/a	n/a	—	35,580	53,370	n/a	n/a	n/a	n/a	$999,976
Brian P. McKeon	n/a	$—	$515,960	$752,463	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	49,498	$28.11	$28.40	$363,083
	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	6,404	n/a	n/a	n/a	$179,984
	3/11/2011	n/a	n/a	n/a	—	12,809	19,214	n/a	n/a	n/a	n/a	$359,997
Marc A. Duale	n/a	$—	$577,001	$788,184	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	24,749	$28.11	$28.40	$181,541
	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	3,202	n/a	n/a	n/a	$89,992
	3/11/2011	n/a	n/a	n/a	—	6,404	9,606	n/a	n/a	n/a	n/a	$179,984
Harold E. Ebbighausen	n/a	$—	$521,769	$733,738	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	49,498	$28.11	$28.40	$363,083
	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	6,404	n/a	n/a	n/a	$179,984
	3/11/2011	n/a	n/a	n/a	—	12,809	19,214	n/a	n/a	n/a	n/a	$359,997
	9/8/2011	n/a	n/a	n/a	n/a	n/a	n/a	15,358	n/a	n/a	n/a	$499,980

(1)
The amounts shown in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Threshold," reflect the minimum payment level of short-term incentive compensation for each of the Named Executive Officers, which is zero for all. The amounts shown in "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Maximum," reflect that for 2011 our plans provide the potential to earn up to 150% of target with respect to the Named Executive Officers' individual goals and objectives and, in the case of Mr. Duale, up to 130% with respect to his International Revenue and Adjusted OIBDA targets and 150% of target with respect to his individual goals and objectives, and the Corporate Modifier provides each Named Executive Officer (other than Mr. Duale) with the potential to earn an additional 125% of the total payout as determined by performance against both the financial and individual goals and objectives for each Named Executive Officer. The "Target" and "Maximum" amounts are based on the executive officer's base salary earnings and position in 2011. Non-equity incentive plan awards actually paid by the Company for services rendered in 2011 are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

(2)
The amounts shown in "Estimated Future Payouts Under Equity Incentive Plan Awards" column, sub-column "Maximum," reflect that our plans provide the potential to earn up to 150% of target PUs based on achievement of enterprise Revenue growth and ROIC against targets for the Named Executive Officers. Achievement is determined at the end of a one-year measurement period and the PUs generally vest three years from the date of grant. Based on performance during fiscal 2011 adjusted as described above under "Executive Summary," approximately 111% of the target number of PUs were earned pursuant to these awards.

(3)
Each RSU listed in this column was granted under the 2002 Plan and vests in 33% increments on March 11, 2012 and March 11, 2013 and in a final increment of 34% on March 11, 2014, except for a grant of 15,358 RSUs to Mr. Ebbighausen granted under the 2002 Plan which vests in a 50% increment on September 8, 2013 and 25% increments on each of September 8, 2014 and September 8, 2015. Each award is settled in shares of common stock on each vesting date.

        The amounts in the Summary Compensation Table for 2009, 2010 and 2011 reflect our compensation programs and plans, all of which are developed under our compensation philosophy of "paying for performance." We are not party to written employment contracts with any of our Named Executive Officers with the exception of Mr. Duale, whose agreement is described on page 44 of this Proxy Statement. Each element of compensation (salary, non-equity incentive compensation, non-cash incentive compensation and benefits) is designed to work together to help us meet and exceed our long and short-term goals and objectives and reward Named Executive Officers when we and they are successful. Our compensation programs provide the opportunity for the alignment of interests of our Named Executive Officers and directors with those of our stockholders. For a description of the material factors related to an understanding of these amounts, see the section of this Proxy Statement entitled "Compensation Discussion and Analysis."

        The following table sets forth the percentage of each Named Executive Officer's total compensation in 2011 that we paid in the form of base salary and the percentage paid in the form of non-equity incentive awards.

Named Executive Officer	% of total Compensation attributable to salary	% of total Compensation attributable to non-equity incentive award
Robert T. Brennan	9.1%	0%
C. Richard Reese	22.7%	33.6%
Brian P. McKeon	25.7%	28.8%
Marc A. Duale	38.3%	32.1%
Harold E. Ebbighausen	21.3%	20.9%

        The following table sets forth certain information with respect to outstanding equity awards held by our Named Executive Officers at December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End for 2011

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options: Exercisable (#)(1)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert T. Brennan	0	0		n/a	n/a	0		0
C. Richard Reese	70,546	—	(2)	$28.35	6/4/2019
	58,117	—	(3)	$25.81	3/5/2020
	—	68,747	(4)	$28.11	3/11/2021
	—	50,331	(5)	$31.84	5/6/2021
						31,869	(6)	$981,565
Brian P. McKeon	—	79,524	(7)	$27.67	5/23/2017
	14,456	43,376	(8)	$27.67	5/23/2019
	—	49,498	(9)	$28.11	3/11/2021
						14,177	(10)	$436,652
						6,404	(11)	$197,243
Marc A. Duale	150,000	—	(12)	$24.83	5/9/2016
	73,583	18,396	(13)	$27.18	3/1/2017
	36,791	55,188	(14)	$27.18	3/1/2019
	—	24,749	(15)	$28.11	3/11/2021
						7,088	(16)	$218,310
						3,202	(17)	$98,622
Harold E. Ebbighausen	35,243	—	(18)	$18.59	4/26/2015
	17,260	—	(19)	$28.97	12/7/2015
	40,666	—	(20)	$24.59	5/23/2016
	51,508	12,878	(21)	$27.18	3/1/2017
	25,754	38,631	(22)	$27.18	3/1/2019
	43,266	28,845	(23)	$27.74	4/28/2018
		49,498	(24)	$28.11	3/11/2021
						14,177	(25)	$436,652
						6,404	(26)	$197,243
						15,358	(27)	$473,026

(1)
All amounts and exercise prices have been adjusted to reflect prior stock splits in the form of stock dividends.

(2)
Options are completely vested.

(3)
Options are completely vested.

(4)
Option to purchase 22,892 shares vested on March 11, 2012. The balance of the option will vest in one installment of 22,893 shares on March 11, 2013 and one installment of 22,962 shares on March 11, 2014.

(5)
Option to purchase 50,331 shares will vest in two installments of 16,760 on May 6, 2012 and May 6, 2013 and one installment of 16,811 on May 6, 2014.

(6)
PUs earned as a result of overachievement of target Revenue growth and ROIC vest in one installment on May 6, 2014. If Mr. Reese terminates his employment, these PUs will automatically become fully vested, but the shares underlying the PUs will not be delivered until May 6, 2014.

(7)
Option to purchase 79,524 shares will vest on May 24, 2012.

(8)
Option to purchase 43,376 shares will vest in two installments of 7,229 shares on May 24, 2012 and May 24, 2013, one installment of 7,230 shares on May 24, 2014, two installments of 7,229 shares on May 24, 2015 and May 24, 2016 and one installment of 7,230 shares on May 24, 2017.

(9)
Option to purchase 16,482 shares vested on March 11, 2012. The balance of the option will vest in one installment of 16,483 shares on March 11, 2013 and one installment of 16,533 shares on March 11, 2014.

(10)
PUs earned as a result of overachievement of target Revenue growth and ROIC vest in one installment on March 11, 2014.

(11)
2,132 RSUs vested on March 11, 2012. The remaining RSUs will vest in one installment of 2,133 shares on March 11, 2013 and 2,139 shares on March 11, 2014.

(12)
Options are completely vested.

(13)
Options to purchase 18,396 shares vested on March 2, 2012.

(14)
Option to purchase 9,198 shares vested on March 2, 2012. The balance of the option, consisting of 45,990 shares, will vest in equal installments of 9,198 shares on March 2 of each year from 2013 to 2017.

(15)
Option to purchase 8,241 shares vested on March 11, 2012. The balance of the option will vest in one installment of 8,241 shares on March 11, 2013 and one installment of 8,267 shares on March 11, 2014.

(16)
PUs earned as a result of overachievement of target Revenue growth and ROIC vest in one installment on March 11, 2014.

(17)
1,066 RSUs vested on March 11, 2012. The remaining RSUs will vest in one installment of 1,066 shares on March 11, 2013 and 1,070 shares on March 11, 2014.

(18)
Options are completely vested.

(19)
Options are completely vested.

(20)
Options are completely vested.

(21)
Options to purchase 12,878 shares vested on March 2, 2012.

(22)
Option to purchase 6,438 shares vested on March 2, 2012. The balance of the option, consisting of 32,193 shares, will vest in one installment of 6,439 on March 2, 2013, one installment of 6,438 shares on March 2, 2014, one installment of 6,439 shares on March 2, 2015, one installment of 6,438 shares on March 2, 2016 and one installment of 6,439 shares on March 2, 2017.

(23)
Option to purchase 28,845 shares will vest in one installment of 14,422 on April 28, 2012 and one installment of 14,423 shares on April 28, 2013.

(24)
Option to purchase 16,482 shares vested on March 11, 2012. The balance of the option will vest in one installment of 16,483 shares on March 11, 2013 and one installment of 16,533 shares on March 11, 2014.

(25)
PUs earned as a result of overachievement of target Revenue growth and ROIC vest in one installment on March 11, 2014. If Mr. Ebbighausen terminates his employment, these PUs will automatically become fully vested, but the shares underlying the PUs will not be delivered until March 11, 2014.

(26)
2,132 RSUs vested on March 11, 2012. The remaining RSUs will vest in one installment of 2,133 shares on March 11, 2013 and 2,139 shares on March 11, 2014.

(27)
RSUs will vest in one installment of 7,679 shares on September 8, 2013, one installment of 3,839 shares on September 8, 2014 and one installment of 3,840 shares on September 8, 2015.

        The following table sets forth certain information with respect to option exercises during the year ended December 31, 2011.

Option Exercises at Fiscal Year-End for 2011

Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert T. Brennan	948,343	$7,236,562
Harold E. Ebbighausen	15,049	$140,764
Brian P. McKeon	332,550	$1,531,540

        The following table sets forth certain information with respect to nonqualified deferred compensation during the year ended December 31, 2011 of the Named Executive Officers.

Non-Qualified Deferred Compensation for 2011

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)(1)		Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Robert T. Brennan	$137,987	(2)	$(6,016)	$(559,145	)(3)	$—	(4)
C. Richard Reese	$314,191	(5)	$(258,702)	$—		$3,467,906	(4)
Brian P. McKeon	$—		$—	$—		$—
Marc A. Duale	$—		$—	$—		$—
Harold E. Ebbighausen	$163,108	(6)	$(17,007)	$—		$966,487	(4)

(1)
The Named Executive Officers other than Mr. Duale may defer between 5% and 100% of their non-equity incentive compensation and/or between 5% and 50% of their base salary annually. Mr. Duale is not eligible to participate in any nonqualified deferred compensation plans.

(2)
None of this amount is reported as compensation for the fiscal year 2011 in the Summary Compensation Table on page 46 of this Proxy Statement.

(3)
Following the termination of Mr. Brennan's employment with Iron Mountain, the entire balance of his deferred compensation account was distributed to him in accordance with the terms of the Iron Mountain executive deferred compensation plan.

(4)
All amounts previously deferred were reported in prior Summary Compensation Tables for the relevant periods.

(5)
None of this amount is reported as compensation for the fiscal year 2011 in the Summary Compensation Table on page 46 of this Proxy Statement.

(6)
$126,740 of this amount is reported as compensation for the fiscal year 2011 in the Summary Compensation Table on page 46 of this Proxy Statement.

        The Company provides certain of its more highly compensated employees, including the Named Executive Officers, with the opportunity to defer between 5% and 100% of any 2011 non-equity incentive compensation and/or up to between 5% and 50% of base salary through the Iron Mountain Incorporated Executive Deferred Compensation Plan, or the Executive Deferred Compensation Plan. This benefit is offered to these employees in part because they are limited by the Code and applicable nondiscrimination testing rules in the amount of 401(k) contributions they can make under the Company's 401(k) Plan. Deferral elections and elections relating to the timing of payments are made prior to the period in which the salary and/or incentive compensation bonuses are earned. The

Company does not contribute any matching, profit sharing or other funds to the Executive Deferred Compensation Plan for any employee. Participants in the Executive Deferred Compensation Plan can elect to invest their deferrals in funds that mirror, as closely as possible, the investment options available under the Company's 401(k) Plan. The Executive Deferred Compensation Plan does not pay any above-market rates and is administered by the Compensation Committee.

Termination and Change of Control Arrangements

        In addition to the deferred compensation shown in the preceding table and as discussed below, the Company maintains various contracts and agreements that require payments to a Named Executive Officer at, following or in connection with any termination of such officer, change in control of the Company or a change in such officer's responsibilities, as described below.

        As discussed on page 42 of this Proxy Statement, our equity plans provide that any unvested options and other awards granted under the respective plan will vest immediately should an employee be terminated by the Company, or terminate his or her own employment for "good reason", within the Relevant Period in connection with a vesting change of control. This applies to the same degree to all outstanding options held by employees, including the Named Executive Officers. In addition, as discussed on page 42 of this Proxy Statement, under the age and service terms of the PU award, each of Mr. Reese and Mr. Ebbighausen qualifies for accelerated vesting of his PU award if he terminates his employment for any reason. If Mr. Reese terminated his employment on December 31, 2011, he would have received benefits in the amount of $981,565 in connection with the accelerated vesting of his PU award, although delivery of the award would not occur until March 11, 2014. If Mr. Ebbighausen terminated his employment on December 31, 2011, he would receive benefits in the amount of $436,652 in connection with the accelerated vesting of his PU award, although delivery of the award would not occur until March 11, 2014.

        Furthermore, as discussed on page 42 of this Proxy Statement, Mr. McKeon also has a Change in Control Agreement that includes an additional component to the term "good reason" which could result in an acceleration of vesting of options if he were to terminate his employment within the Relevant Period following a change in control. If a triggering event occurred under Mr. McKeon's Change in Control Agreement on December 31, 2011, he would receive benefits in the amount of $518,689 in connection with the accelerated vesting of his unvested options granted under the Company's equity plans.

        Additionally, as part of his compensation arrangements in joining the Company, in May 2007, Mr. McKeon was awarded options to acquire 469,907 shares of our Common Stock, or the 2007 Options. Of this amount, options to acquire 325,321 shares of our Common Stock were intended to protect Mr. McKeon's equity value that would have been realized with a prior employer, 65,065 of which were unvested as of December 31, 2011, or the Unvested McKeon Options. The Unvested McKeon Options contain a change of control feature whereby all shares subject to such options will automatically vest upon a "change of control." This definition of "change of control" is similar to the definition of vesting change in control described on page 42 of this Proxy Statement. Under Mr. McKeon's option agreement, none of the 2007 Options may be exercised if he is in violation of any applicable confidentiality, inventions or non-competition agreement with the Company. If a triggering event occurred under the Unvested McKeon Options on December 31, 2011, Mr. McKeon would receive benefits in the amount of $203,979 in connection with the accelerated vesting of these options.

        Pursuant to Mr. Duale's employment agreement, in the event of his termination, he is entitled to the greater of (1) a non-competition indemnity payment of up to one year of his salary, (2) severance payments due to him under applicable Luxembourg law or (3) payments equivalent to what he would be entitled to if he was a participant in the Severance Program. The amounts Mr. Duale would have received upon a termination of his employment on December 31, 2011 are set forth in the tables below.

        Mr. Brennan, who was no longer employed by the Company effective May 31, 2011, was subject to an employment agreement described under "Termination and Change of Control Arrangements" in our proxy statement for our 2011 meeting of stockholders. Upon Mr. Brennan's termination, however, the Company and Mr. Brennan entered into a separation agreement pursuant to which Mr. Brennan received a cash payment of $1,531,998, plus continuation of health, dental and vision benefits for up to two years and payment for accrued vacation. These severance payments were substantially the same as were provided in Mr. Brennan's employment agreement.

        In the event of a qualifying termination under the Severance Program, which is generally defined as the termination of an eligible employee's employment without cause or termination by the eligible employee for good reason, the eligible employee is entitled to certain severance benefits, including: (1) cash compensation consisting of one year's base salary and a bonus payment generally equal to the annual target bonus for the eligible employee for the year of termination multiplied by such employee's average payout percentage over the prior three years and (2) the Company's payment of (a) the employer share of the cost of medical and dental coverage until the earlier of (i) the first anniversary of such employee's termination and (ii) the date on which COBRA coverage ends and (b) outplacement services for nine months following termination.

        The table below reflects the amount of compensation that would be paid to each of our Named Executive Officers in the event of termination of such executive officer's employment upon a qualifying termination under the Severance Program as described above. The amounts shown assume that such termination was effective as of December 31, 2011.

Estimated Benefits Upon A Qualifying Termination Under the Severance Program

Named Executive Officer	Cash Severance ($)	Continuation of Benefits and Outplacement Services ($)	Total ($)
Brian P. McKeon	$828,632	$55,478	$884,110
Marc A. Duale	$1,028,417	$67,254	$1,095,671
Harold E. Ebbighausen	$857,450	$55,496	$912,946

        In addition, in the event of a qualifying termination within eighteen months of the replacement of Mr. Reese by a new chief executive officer, the eligible employee is entitled to the benefits described above in connection with a qualifying termination plus accelerated vesting provisions as discussed on page 42 of this Proxy Statement. The table below reflects the amount of compensation that would be paid to each of our Named Executive Officers in the event of a qualifying termination within 18 months of the replacement of Mr. Reese by a new chief executive officer. The amounts shown assume that such termination was effective as of December 31, 2011.

Estimated Benefits Upon A Qualifying Termination Under the Severance Program
in Connection With a Chief Executive Officer Replacement for Mr. Reese

Named Executive Officer	Cash Severance ($)	Continuation of Benefits and Outplacement Services ($)	Acceleration of Unvested Options, RSUs and PUs ($)(1)	Total ($)
Brian P. McKeon	$828,632	$55,478	$818,707	$1,702,817
Marc A. Duale	$1,028,417	$67,254	$373,243	$1,468,914
Harold E. Ebbighausen	$857,450	$55,496	$660,864	$1,573,810

(1)
These amounts are based on a price per share of $30.80 on December 31, 2011.

 DIRECTOR COMPENSATION

        The following table provides certain information concerning compensation earned by the directors who were not Named Executive Officers during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Ted R. Antenucci(3)	$36,286		$94,794	$—		$131,080
Clarke H. Bailey	$74,500		$99,970	$—		$174,470
Constantin R. Boden(4)	$37,000		$—	$8,091	(6)	$45,091
Kent P. Dauten	$100,500		$99,970	$—		$200,470
Paul F. Deninger	$68,000		$99,970	$—		$167,970
Per-Kristian Halvorsen	$58,000		$99,970	$—		$157,970
Michael W. Lamach	$59,500		$99,970	$—		$159,470
Arthur D. Little	$83,000		$99,970	$13,180	(6)	$196,150
Allan Z. Loren(5)	$44,000		$99,970	$—		$143,970
Vincent J. Ryan	$66,000	(7)	$99,970	$—		$165,970
Laurie A. Tucker	$63,000		$99,970	$—		$162,970
Alfred J. Verrecchia	$90,346		$99,970	$—		$190,316

(1)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of RSUs granted in the year indicated computed in accordance with FASB ASC Topic 718. Each non-employee director other than Mr. Antenucci was granted 3,109 RSUs on June 10, 2011. Newly elected non-employee directors receive a pro-rated grant as of the date of their election. As a result, in connection with his appointment to the Board on June 29, 2011, Mr. Antenucci was granted 2,820 RSUs. As of December 31, 2011, non-employee directors held options to acquire shares of our Common Stock and RSUs as shown in the table below. All options reflected in the table below are fully vested and all RSUs reflected are unvested but shall vest in full on June 10, 2012.

Name	Option Awards (#)	Restricted Stock Unit Awards (#)	Total (#)
Ted R. Antenucci	—	2,820	2,820
Clarke H. Bailey	52,757	3,109	55,866
Constantin R. Boden	12,611	—	12,611
Kent P. Dauten	34,639	3,109	37,748
Paul F. Deninger	10,856	3,109	13,965
Per-Kristian Halvorsen	17,753	3,109	20,862
Michael W. Lamach	21,567	3,109	24,676
Arthur D. Little	52,757	3,109	55,866
Allan Z. Loren	—	3,109	3,109
Vincent J. Ryan	42,562	3,109	45,671
Laurie A. Tucker	36,322	3,109	39,431
Alfred J. Verrecchia	14,829	3,109	17,938
(2)
Messrs. Bailey and Ryan elected to defer 100% of their RSUs granted in 2011 pursuant to the Iron Mountain Incorporated Directors Deferred Compensation Plan. Mr. Little elected to defer 50% of his RSUs granted in 2011 pursuant to such plan.

(3)
Mr. Antenucci joined the Board on June 29, 2011.

(4)
Mr. Boden retired from the Board on June 10, 2011.

(5)
Mr. Loren joined the Board on June 10, 2011.

(6)
All Other Compensation for Mr. Boden and Mr. Little consist of amounts paid for health plan coverage.

(7)
All of this amount was deferred by Mr. Ryan pursuant to the Iron Mountain Incorporated Directors Deferred Compensation Plan.

        Directors who are employees of the Company do not receive additional compensation for serving as directors. Pursuant to the Company's Compensation Plan for Non-Employee Directors, non-employee directors were paid an annual retainer of $52,000 in 2011 and committee members and committee chairmen received annual retainer fees as set forth below:

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Strategic Planning and Capital Allocation Committee	CEO Search Committee	Strategic Review Special Committee
Annual Committee Member Retainer	$10,000	$7,500	$6,000	$6,000	$10,000	$10,000
Annual Committee Chairman Retainer	$15,000	$10,000	$8,000	$8,000	$8,000	N/A

        The lead independent director receives an annual retainer of $25,000. In addition, in 2011 non-employee directors received annual grants of RSUs for the number of shares of our Common Stock equal to $100,000 divided by the fair market value (as defined in the 2002 Plan) on the date of grant, which was 3,109 shares for 2011. The RSUs will vest 100% on the first anniversary of the grant (or, if earlier, the Company's annual meeting that is closest to the one year anniversary). Newly elected non-employee directors will receive a pro-rated grant as of the date of their election.

        The Iron Mountain Incorporated Directors Deferred Compensation Plan, or the DDCP, allows non-employee directors to defer the receipt of between 5% and 100% of their retainers and, in prior years, any meeting fees. Deferral elections and elections relating to the timing and form of payments are made prior to the period in which the retainers and fees are earned. The Company does not contribute any matching, profit-sharing or other funds to the DDCP for any participating director. Amounts under the DDCP are treated as invested in shares of our Common Stock. The DDCP is administered by the Chairman of the Compensation Committee and the executive vice president, Human Resources. Non-employee directors may also defer some or all of their annual RSU grant under the DDCP.

        The Nominating and Governance Committee annually reviews, with assistance from compensation consultants, the compensation of our directors in comparison to companies with similar revenues and business and makes adjustments it believes are appropriate. We believe the changes to our director compensation structure, in particular, the shift away from meeting fees, the increased use of retainers and the shift in equity awards from options to full value awards, are more closely aligned with market practice and corporate governance trends.

Modifications to Director Compensation for 2012

        Effective January 1, 2012, following a market analysis of director compensation conducted by our Nominating and Governance Committee, with assistance from Meridian, we modified our non-employee director compensation plan to (1) increase the annual board retainer from $52,000 to $70,000, (2) increase the annual committee member retainer for the Nominating and Governance and the Strategic Planning and Capital Allocation Committees from $6,000 to $7,500 and (3) increase the annual RSU grant from $100,000 to $125,000 in economic value.

Director Stock Ownership Guidelines

        In December 2010, the Company adopted stock ownership guidelines that require non-employee directors to achieve and maintain ownership of our Common Stock at or above a prescribed level. Directors who are also employees are subject to the Company's executive stock ownership guidelines described on page 43 of this Proxy Statement. The Company established this program to help align long-term interest of directors with stockholders. The guidelines require each director to own and retain Common Stock of the Company, exclusive of unexercised stock options and unearned or unvested RSUs, having a value equal to three times the director's annual cash retainer earned for serving on the Board.

        Compliance is measured by multiplying the number of shares owned at the close of business on October 1 of each year by the average closing price per share of the Company's Common Stock, based on each trading day's closing price as reported on the NYSE, over the sixty calendar days preceding the date of calculation. The guidelines do not limit the transfer of, or require retention of, shares of Common Stock that were outstanding as of the date of adoption of the guidelines or that are issued under any equity awards outstanding as of such date. Whenever a director does not meet the above minimum ownership threshold, such director is required to retain an amount equal to 50% of the net shares received as a result of the vesting of RSUs or the exercise of stock options. "Net shares" are those shares that remain after shares are sold or netted to pay any purchase price. Because directors must retain a percentage of shares resulting from the vesting of RSUs until they achieve the minimum share ownership threshold, there is no minimum time period required to achieve the stock ownership guidelines.

CONSIDERATION OF RISK IN OUR COMPENSATION PROGRAMS

        After its annual review of the Company's incentive compensation arrangements for all employees, the Compensation Committee concluded that the components and structure of the Company's compensation plans do not create risks that are reasonably likely to result in a material adverse effect on the Company. The process undertaken to reach this conclusion involved an analysis of the Company's compensation plans by management and the Compensation Committee.

        As described on pages 17 and 18 of this Proxy Statement, the committee of the Board assigned responsibility for an area of risk receives reports from the Company executives accountable for understanding and mitigating the identified risk. The committee of the Board assigned responsibility for the risk area then assesses the executive report and independently considers the severity of the risk and mitigating factors.

        In the case of compensation risk, management and the Compensation Committee discussed management's assessment of the risks that may exist in the Company's compensation plans and the factors that mitigate against the plans creating material risks to the Company. The management team's assessment was conducted by senior personnel within the human resources and legal departments, including personnel who focus on compensation.

        The management assessment focused on the material elements of the Company's compensation plans for all employees, including (1) the components of compensation that are materially similar to the components of compensation offered to the Company's Named Executive Officers discussed in the "Executive Compensation" section of this Proxy Statement, (2) specific performance measures used for employees and (3) the mix between long and short-term compensation, as well as factors in the Company's programs that mitigate against potential risks. Management's analysis noted that factors such as individual employee incentive compensation amount maximums, aligning individual performance targets with Company-wide performance, setting reasonably attainable goals for all employees, the internal processes for calculating and reviewing bonus payouts and having a combination of long-term and short-term incentive payouts mitigated against excessive risk taking to achieve goals tied to compensation.

        In the Compensation Committee's review of the Company's compensation plans, the Compensation Committee considered the management team's assessment of the various elements of the Company's compensation program and factors that mitigate against unreasonable risk taking. The Compensation Committee then conducted its own assessment through a discussion of the potential risks and the factors that mitigate against risk. The Compensation Committee considered the structure of the Company's long-term equity incentive program, which currently includes a one-year performance period coupled with a three-year vesting period and discussed future plans to extend this performance period for a period longer than one year. The Compensation Committee concluded, based on a combination of factors including the structure and components of the plans, that the Company's compensation plans do not create risks that are reasonably likely to result in a material adverse effect on the Company.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was, during 2011, an officer or employee of the Company or was formerly an officer of the Company or had any relationship requiring disclosure by us under Item 404 of Regulation S-K of the Exchange Act. Please refer to "Certain Relationships and Related Transactions," below, for additional information. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity or as a director of another entity, one of whose executive officers served on our Compensation Committee. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Certain Relationships and Related Transactions

        The Board has adopted a written Related Persons Transaction Policies and Procedures, or the Related Persons Policy, which provides that all transactions with related persons are subject to approval or ratification by our Audit Committee. With certain exceptions, the Related Persons Policy provides that the Audit Committee shall review the material facts of all transactions with related persons and either approve or disapprove of the transaction. Under the Related Persons Policy, transactions covered include transactions involving the Company or a subsidiary, amounts in excess of $120,000 and a Related Person (a term that includes executive officers, directors, holders of 5% or more of the Company's stock and immediate family members of the foregoing). The Audit Committee will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the counterparty, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director, whether the transaction would represent an improper conflict of interest and whether the transaction is material, among other considerations. In the event that prior approval of a covered transaction is not feasible, the Related Persons Policy provides that a transaction may be approved by the chairman of the Audit Committee in accordance with the policy. The chairman shall report any such approvals at the next Audit Committee meeting. If the Company becomes aware of a transaction with a related person that has not been approved by the Audit Committee prior to its consummation, the matter shall be reviewed by the Audit Committee. The Audit Committee shall review such transaction and evaluate all possible options, including ratification, revision or termination of such transaction and shall take such action as it deems appropriate under the circumstances. The Related Persons Policy is intended to supplement, and not supersede, our other policies and procedures with respect to transactions with related persons. Other than the transaction relating to our joint venture in

Poland described below, which was completed in January 2011, there were no new transactions with related persons that required the review of our Audit Committee in 2011.

        We sublease space to Schooner, which is controlled by Vincent J. Ryan, one of our directors, for its corporate headquarters in Boston, Massachusetts. Rent is equal, on a per-square-foot basis, to rent that we pay for the space. For the year ended December 31, 2011, Schooner paid rent to us totaling approximately $188,000.

        Through January 2011, we owned approximately 20% of a joint venture providing information management and storage services in Poland (Iron Mountain Poland Holdings Limited) and our two partners in the joint venture each owned approximately 40% of the joint venture. Mr. Ryan and his five children have an indirect ownership interest in one of these partners, USL Holdings, LLC, or USL. USL is owned 50% by Schooner Private Equity LLC, or SPELLC, which in turn is owned 72.6% by Mr. Ryan and 24.1% by Mr. Ryan's five children. In January 2011, we acquired the remaining 80% ownership interest of the joint venture from USL and our other joint venture partners for an estimated purchase price of $80 million, including an initial cash payment of $35 million that was paid in January 2011 and a second payment in the second quarter of 2011 in the amount of $42.3 million, based upon a formula defined in the purchase and sale agreement. Additionally, the terms of the transaction provide for an escrow hold back of $400,000 and the payment of up to a maximum of $2.5 million of additional contingent consideration to be paid in July 2012 based upon meeting certain performance criteria. USL's portion of the payments made through December 31, 2011 was $38.6 million and SPELLC received $18.3 million from USL as a result of a distribution of the $38.6 million proceeds (less expenses) in 2011. Mr. Ryan's pro rata share of the distribution received by SPELLC was approximately $13.3 million and Mr. Ryan's children's pro rata share of the proceeds received by SPELLC was approximately $4.4 million in the aggregate. The transaction pursuant to which we entered the joint venture was approved by our independent directors and the transaction in which we purchased the remaining 80% ownership interest in Iron Mountain Poland Holdings Limited was approved in accordance with the Related Persons Policy.

Audit Committee Report

        Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.

        The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended December 31, 2011. The Audit Committee has reviewed with management the scope and nature of the Company's internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by AU 380 of Public Company Accounting Oversight Board, or PCAOB, Standards (as amended), Communications With Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm's independence and concluded that it was acceptable at this time.

        The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 28, 2012. The Audit Committee has approved the reappointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE
ALFRED J. VERRECCHIA, Chairman KENT P. DAUTEN ARTHUR D. LITTLE

Independent Registered Public Accounting Firm

        The Company has submitted the selection of the Company's independent registered public accounting firm to a stockholder vote, as set forth in Item 3 above.

        The Audit Committee has established policies and procedures that are intended to control the services provided by our independent registered public accounting firm and to monitor its continuing independence. Under these policies, no audit or nonaudit services may be undertaken by our independent registered public accounting firm unless the engagement is specifically pre-approved by the Audit Committee. The Audit Committee may delegate to one or more members the authority to grant the pre-approvals required by this paragraph. The decisions of any member to whom authority is delegated to pre-approve an activity under this paragraph must be presented to the full Audit Committee at each of its scheduled meetings.

        The fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, or collectively, Deloitte, to us for the fiscal years ended December 31, 2010 and December 31, 2011 were as follows:

	FY 2010	FY 2011
Audit Fees	$4,488,000	$5,026,000
Audit-Related Fees(1)	125,000	83,000
Tax Fees(2)	651,000	788,000

Subtotal	$5,264,000	$5,897,000
All Other Fees(3)	70,000	—

Deloitte & Touche LLP Total Fees	$5,334,000	$5,897,000

(1)
Audit Related Fees include benefit plan audits in 2010 and 2011 and agreed upon procedures work in 2010.

(2)
Tax Fees include tax compliance work, tax consulting and due diligence.

(3)
All Other Fees includes due diligence and dormant entity consulting services associated with the winding down of certain dormant non-operating wholly-owned subsidiaries in 2010.

        The Audit Committee will not approve engagements of our independent registered public accounting firm to perform nonaudit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, the Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

        The total fees billed to us from Deloitte for services in 2010 and 2011 are set forth above. All the services provided by Deloitte described above were pre-approved by our Audit Committee. The Audit Committee approved the engagement of Deloitte to provide nonaudit services because they determined that Deloitte's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended December 31, 2011, the Company's executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to such persons.

OTHER MATTERS

Other Matters Brought Before the Meeting

        The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

Additional Documentation

        The Company will furnish without charge to any stockholder, upon written or oral request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Requests for such documents should be addressed to the Secretary of Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111, telephone number (617) 535-4766.

By Order of the Board of Directors
ERNEST W. CLOUTIER, Secretary
April 30, 2012

 Exhibit A to Proxy Statement

Custom Peer Group
ABM Industries Incorporated
Alliance Data Systems Corp.*
American Tower Corporation
Automatic Data Processing*
The Brink's Company
Broadridge Financial Solutions, Inc.
CA Inc.*
Cintas Corporation
Crown Castle International Corp.
The Dun & Bradstreet Corporation
Equifax Inc.
Fiserv, Inc.
Global Payments Inc.*
IHS Inc.*
Intuit Inc.
Lenders Processing Services*
Moody's Corporation
Paychex, Inc.
Pitney Bowes Inc.
Symantec Corporation
Teradata*
Unisys Corporation
The Western Union Company

*
Newly Added to Custom Peer Group.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: IRON MOUNTAIN INCORPORATED M47139-P26729-Z57598 IRON MOUNTAIN INCORPORATED 745 ATLANTIC AVENUE INVESTOR RELATIONS BOSTON, MA 02111 1a. Ted R. Antenucci 1e. Per-Kristian Halvorsen 1c. Kent P. Dauten 1g. Arthur D. Little 1i. C. Richard Reese 1b. Clarke H. Bailey 1f. Michael W. Lamach 1d. Paul F. Deninger 1h. Allan Z. Loren 1j. Vincent J. Ryan 1k. Laurie A. Tucker 1l. Alfred J. Verrecchia 2. The approval of a non-binding, advisory resolution approving the compensation of our named executive officers as described in the accompanying Proxy Statement. 3. The ratification of the selection by the Audit Committee of Deloitte & Touche LLP as Iron Mountain Incorporated's independent registered public accounting firm for the year ending December 31, 2012. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof. 1. For the election of twelve (12) directors to the Iron Mountain Incorporated board of directors for a one-year term or until their successors are elected and qualified. Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! !

IRON MOUNTAIN INCORPORATED Annual Meeting of Stockholders June 14, 2012, 9:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints C. Richard Reese and Ernest W. Cloutier, and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes both of them, or either one if only one be present, to represent and vote, as designated on the reverse hereof, all of the shares of Common Stock, $0.01 par value per share, of IRON MOUNTAIN INCORPORATED held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on June 14, 2012 at 9:00 AM, local time, at the Offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, MA 02109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M47140-P26729-Z57598

QuickLinks

ITEM 1 ELECTION OF DIRECTORS
ITEM 2 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
ITEM 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Payouts of Short-Term Incentive Compensation
COMPENSATION TABLES
Estimated Benefits Upon A Qualifying Termination Under the Severance Program
Estimated Benefits Upon A Qualifying Termination Under the Severance Program in Connection With a Chief Executive Officer Replacement for Mr. Reese
DIRECTOR COMPENSATION
CONSIDERATION OF RISK IN OUR COMPENSATION PROGRAMS
ADDITIONAL INFORMATION
OTHER MATTERS
  Exhibit A to Proxy Statement